# LOAN AGREEMENT

dated as of January 27, 2017

between

**TALON FIRST TRUST, LLC**
as Borrower

and

**GAMMA REAL ESTATE CAPITAL LLC**
as Lender

## LOAN AGREEMENT

THIS LOAN AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this "**Agreement**") is made and entered into as of January 27, 2017, by and between **TALON FIRST TRUST, LLC**, a Delaware limited liability company (the "**Borrower**"), and **GAMMA REAL ESTATE CAPITAL LLC**, a Delaware limited liability company (the "**Lender**").

**W I T N E S S E T H:**

**WHEREAS**, Borrower is the owner in fee simple of certain tracts of land more particularly described on Exhibit A attached hereto and made a part hereof, located in Ramsey County, Minnesota (collectively, the "**Land**"), together with all improvements located thereon (collectively, the "**Improvements**"). Borrower's fee simple interest in the Land and the Improvements, together and all related facilities, amenities, fixtures, and personal property owned by Borrower, as further described in the Security Instrument, will hereafter be sometimes collectively referred to as the "**Property**".

**WHEREAS**, Borrower has requested that Lender make a loan to Borrower (the "**Loan**") in the principal amount of FIFTY ONE MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($51,600,000.00) (the "**Loan Amount**") for the purposes described herein.

**NOW, THEREFORE**, in consideration of the premises and the mutual covenants herein contained, Borrower and Lender agree as follows:

## ARTICLE I

## DEFINITIONS; CONSTRUCTION

**Section 1.1. Definitions**. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

"**Affiliate**" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

"**Affiliate Fees**" shall have the meaning set forth in Section 4.1(p).

"**Anti-Corruption Laws**" shall mean all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

"**Applicable Interest Rate**" means, for any Interest Period, the sum of (i) the greater of (x) the LIBOR Index Rate for such Interest Period, and (y) the LIBOR Floor, plus (ii) the Applicable Margin; provided, that while an Event of Default exists beyond any applicable cure period, the

Applicable Interest Rate shall be the Default Rate. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

"**Applicable Law**" shall mean all laws, statutes, codes, ordinances, rules, rulings, orders, judgments, decrees, injunctions, arbitral decisions, regulations, authorizations, determinations, directives and any other requirements and/or provisions (including building codes and zoning regulations and ordinances) of all Governmental Authorities, whether now or hereafter in force, which may be or become applicable to Borrower (or Lender, as applicable), the relationship of lender and borrower, the Property, any of the Loan Documents, or any part of any of them (whether or not the same may be valid), and all requirements, obligations and conditions of all instruments of record applicable to the Property on the date hereof.

"**Applicable Margin**" shall mean 9.00% per annum.

"**Appraisal**" shall have the meaning set forth in Section 4.1(h).

"**Approved Leasing Expenses**" shall mean actual out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (a) specifically approved by Lender in connection with approving the applicable Lease, or (b) otherwise approved by Lender, and (ii) are substantiated by executed Lease documents and brokerage agreements.

"**Architect**" shall mean Studio Hive Architecture, Inc., a Minnesota corporation, or any replacement architect engaged by Ditech or Borrower and approved by Lender in connection with the design of the Specified Improvements.

"**Assignment of Construction Contract**" shall mean that certain Assignment of Construction Contract, dated as of the Closing Date and executed by Borrower, together with the Contractor's Consent and Subordination attached thereto, executed by the General Contractor, as the same may be modified, amended, amended and restated, supplemented or replaced from time to time.

"**Assignment of Contracts**" shall mean the Assignment of Contracts, Plans and Permits executed by Borrower in favor of Lender, as the same may be modified, amended, amended and restated or supplemented from time to time.

"**Basement Repair Reserve Account**" shall have the meaning set forth in Section 6.24 hereof.

"**Basement Repair Reserve Funds**" shall have the meaning set forth in Section 3.1(b) hereof.

"**Basement Repairs**" shall mean the fireproofing of the steel beams installed to shore the part of the foundation under the rail line adjacent to the Property.

"**Borrower**" shall have the meaning in the introductory paragraph hereof.

"**Borrower's Additional Equity Contribution**" shall have the meaning set forth in Section 4.7.

"**Business Day**" shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close and (ii) if such day relates to a determination of the LIBOR Index Rate, any day on which dealings in Dollars are carried on in the London interbank market.

"**Capital Lease Obligations**" of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"**Change in Law**" shall mean (i) the adoption of any Applicable Law after the date of this Agreement, (ii) any change in any Applicable Law, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by Lender (or by Lender's holding company, if applicable), or by Lender's parent corporation, if applicable, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"**Change of Control**" shall mean the occurrence of any of the following: (a) the failure of Talon Real Estate Holding Corp., a Utah corporation, to Control the management of Borrower, or (b) the failure of the Entity Guarantor to be the sole member of Borrower, or (c) the failure of the Individual Guarantors to own at least twenty percent (20%) of the aggregate direct or indirect ownership interests in Borrower.

"**Charges**" shall have the meaning set forth in Section 6.6.

"**Closing Certificate**" shall mean that certain Closing Certificate, dated as of the Closing Date and executed by Borrower, as the same may be modified, amended, amended and restated, supplemented or replaced from time to time.

"**Closing Date**" shall mean the date on which the conditions precedent set forth in Section 4.1 have been satisfied or waived in accordance with Section 10.2.

"**Closing Statement**" shall mean that certain Closing Statement, dated as of the Closing Date, and executed by Borrower.

"**Code**" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

"**Collateral**" shall mean the Property, all personalty located at the Property, and all other property of any Loan Party that purports to be the subject of a Lien to Lender to secure the whole or any part of the Obligations, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to the foregoing.

"**Commencement Date**" shall mean the "Commencement Deadline", as defined in the Ditech Lease.

"**Completion Date**" shall mean the earliest date upon which Ditech is entitled to any rental abatement or any right to terminate the Ditech Lease as a result of the failure of Completion of Construction to occur.

"**Completion of Construction**" shall mean that the Specified Improvements have been "Substantially Completed", as such term is defined in the Ditech Lease, in accordance with the Plans and Specifications, the Project Budget, the Loan Documents, and all Applicable Laws, without any mechanic's, materialmen's or other liens having been filed and not contested in accordance with the terms hereof.

"**Completion Reserve Account**" shall have the meaning set forth in Section 6.22.

"**Construction Contract**" shall have the meaning set forth in Section 4.2(a).

"**Construction Reserve Account**" shall mean the "Escrow Account" as such term is defined in the Ditech Lease, which Construction Reserve Account shall be held by the Escrow Agent pursuant to the Ditech Escrow Agreement.

"**Construction Reserve Funds**" shall have the meaning set forth in Section 3.1(b).

"**Construction Work**" means the construction work pertaining to the Specified Improvements, as described in the Project Budget and the Plans and Specifications.

"**Contracts**" shall mean all of the right, title, and interest of Borrower, including equitable rights, in, to, and under any and all: (i) contracts for the purchase and/or sale of all or any portion of the Property, whether such contracts are now or at any time hereafter existing, including but without limitation, any and all earnest money or other deposits escrowed or to be escrowed or letters of credit provided or to be provided by the purchasers under the contracts, including all amendments and supplements to and renewals and extensions of the contracts at any time made, and together with all payments, earnings, income, and profits arising from the sale of all or any portion of the Property or from the contracts and all other sums due or to become due under and pursuant thereto and together with any and all earnest money, security, letters of credit or other deposits under any of the contracts; (ii) contracts, licenses, permits, and rights relating to entitlements with respect to water, wastewater, and other utility services whether executed, granted, or issued by a Person, which are directly or indirectly related to, or connected with, the development, ownership, maintenance or operation of the Property, whether such contracts, licenses, permits, rights and entitlements are now or at any time thereafter existing, including without limitation, any and all certificates, licenses, zoning variances, permits, and no-action letters from each Governmental Authority required: (a) to evidence compliance by Borrower and all improvements constructed or to be constructed on the

Property with all Applicable Laws; (b) for the construction and/or development of any improvements on the Property or rehabilitation thereof, if applicable; and (c) to develop and/or operate the Property as a commercial and/or residential project, as the case may be; (iii) financing arrangements relating to the financing of or the purchase of all or any portion of the Property by future purchasers; and (iv) other contracts which in any way relate to the use, enjoyment, occupancy, operation, maintenance, repair, management or ownership of the Property (save and except any and all Leases).

"**Control**" shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "**Controlling**", "**Controlled by**", and "**under common Control with**" have meanings correlative thereto.

"**Debtor Relief Laws**" shall mean the United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

"**Default**" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"**Default Interest**" shall have the meaning set forth in Section 3.4(b).

"**Default Rate**" shall mean the lesser of (a) the interest rate otherwise applicable to the Loan hereunder plus an additional 8% per annum, or (b) the highest rate of interest that lenders may contract for, charge or receive from borrowers under Applicable Law for the use, forbearance or detention of money.

"**Ditech**" shall mean Ditech Financial LLC f/k/a Green Tree Servicing LLC, a Delaware limited liability company, as tenant under the Ditech Lease.

"**Ditech Escrow Agreement**" shall mean that certain Escrow and Disbursing Agreement dated as of January 26, 2017 by and among Borrower, Lender, Ditech, the General Contractor, the Architect and the Escrow Agent.

"**Ditech Lease**" shall mean that certain Lease dated as of April 9, 2015 by and between Borrower and Ditech for approximately 141,109 square feet of rentable area in the Improvements, as amended by that certain First Amendment to Lease dated October 28, 2015 and that certain Second Amendment to Lease dated January 26, 2017.

"**Dollar(s)**" and the sign "*$*" shall mean lawful money of the United States of America.

"**Entity Guarantor**" shall mean Talon OP, L.P., a Minnesota limited partnership.

"**Environmental and ADA Indemnity Agreement**" shall mean that certain Environmental and ADA Indemnity Agreement dated as of the Closing Date, by Borrower and Guarantor in favor

of Lender, as the same may be modified, amended, amended and restated or supplemented from time to time.

"**Environmental Laws**" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority and all common laws, relating in any way to human health, the environment, health and safety, preservation of natural resources, the management, Environmental Release or threatened Environmental Release of any Hazardous Material or to health and safety matters.

"**Environmental Liability**" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon (i) any actual or alleged non-compliance with any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any Environmental Laws, (iii) any actual or alleged exposure to any Hazardous Materials in violation of any Environmental Laws, (iv) the Environmental Release or threatened Environmental Release of any Hazardous Materials in violation of any Environmental Laws or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"**Environmental Release**" shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture which may require notification, cleanup, treatment, response, removal action, or remediation under any Environmental Laws or which may otherwise be reasonably necessary to protect the health and safety of occupants or users of the Property.

"**Escrow Agent**" shall mean Guaranty Commercial Title, Inc., a Minnesota corporation, as agent for Old Republic National Title Insurance Company.

"**ERISA**" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

"**ERISA Affiliate**" shall mean any trade or business (whether or not incorporated), which, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"**ERISA Event**" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the

PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"**Event of Default**" shall mean any of the events specified in Section 9.1.

"**Excluded Taxes**" shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (b) any U.S. federal withholding Taxes imposed under FATCA.

"**FATCA**" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

"**Fee Letter**" shall mean that certain fee letter, dated as of the Closing Date executed by Borrower for the benefit of Lender.

"**First Extended Maturity Date**" shall mean the earlier of (i) the date that is six (6) months following the Initial Maturity Date, and (ii) the date on which the principal amount of the Loan has been declared or automatically has become due and payable (whether by acceleration or otherwise).

"**First Extension Fee**" shall mean a fee payable by Borrower to Lender in connection with Section 3.14 hereof in an amount equal to one per cent (1.0%) of the Loan Amount (i.e., $516,000.00).

"**First Extension Period**" shall mean the six (6) month period commencing on the Initial Maturity Date and ending six (6) months after the Initial Maturity Date.

"**First Extension Request**" shall mean the Borrower's written request for an extension of the Initial Maturity Date and delivered pursuant to Section 3.14.

**"First Notice"** shall have the meaning set forth in Section 6.11.

"**Flood Insurance Laws**" shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto,

in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

"**Force Majeure**" shall mean events occasioned by strikes, lock-outs, war or civil disturbance, natural disaster or acts of God which cause a delay in Borrower's performance of an obligation; provided, however, that Borrower must give written notice to Lender within ten (10) days after the occurrence of an event which it believes to constitute an event of Force Majeure.

"**GAAP**" shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

"**General Contractor**" shall mean Engelsma Construction Company, a Minnesota corporation, or any replacement general contractor engaged by Borrower and approved by Lender to complete the Shell Work and/or the Specified Improvements.

"**Governmental Authority**" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"**Guarantee**" of or by any Person (the "**guarantor**") shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "**primary obligor**") in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term "Guarantee" shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term "Guarantee" used as a verb has a corresponding meaning.

"**Guarantor**" shall mean, individually or collectively, as applicable, the Entity Guarantor and the Individual Guarantors.

"**Guaranty**" shall mean, collectively, (a) that certain Guaranty Agreement dated as of the Closing Date, by Entity Guarantor in favor of Lender, as the same may be modified, amended, amended and restated or supplemented from time to time, (b) that certain Payment Guaranty Agreement dated as of the Closing Date, by Individual Guarantors in favor of Lender, as the same

may be modified, amended, amended and restated or supplemented from time to time, (c) that certain Completion Guaranty dated as of the Closing Date, by Individual Guarantors in favor of Lender, as the same may be modified, amended, amended and restated or supplemented from time to time, and (d) that certain Limited Recourse Guaranty Agreement dated as of the Closing Date, by Individual Guarantors in favor of Lender, as the same may be modified, amended, amended and restated or supplemented from time to time.

"**Hazardous Materials**" shall mean all hazardous or toxic substances, materials, mixtures, wastes or other pollutants or contaminants, including without limitation explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos containing materials, lead-based substances, polychlorinated biphenyls, radon gas, mold, mycotoxins and other fungi, infectious or medical wastes and all other substances or wastes of any nature, regulated pursuant to or covered by any Environmental Law.

"**Health Partners Renewal**" shall mean that the lease between Landlord and Group Health Plan, Inc. for approximately 110,582 square feet of space in the Property shall have been renewed with respect to the entirety of such space, for an additional term of not less than five (5) years, and at a rental rate (inclusive of CAM) of at least $18.00 per rentable square foot (with such renewal being evidenced by a fully executed amendment containing no contingencies to the effectiveness thereof).

"**Improvements**" shall have the meaning set forth in the Recitals hereof.

"**In-Balance**" shall have the meaning set forth in Section 4.7.

"**Indebtedness**" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

"**Indemnified Taxes**" shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"**Indemnitee**" shall have the meaning set forth in Section 10.3(b).

"**Individual Guarantors**" shall mean Matthew G. Kaminski and Brenda Kaminski.

"**Initial Maturity Date**" means January 26, 2018.

**"Interest Period"** shall mean a period of one (1) month, provided that (i) the initial Interest Period may be less than one month, if the initial funding date of the Loan is a day other than the first Business Day of a calendar month and (ii) no Interest Period shall extend beyond the Maturity Date.

"**Interest Rate Determination Date**" shall mean (a) with respect to the first Interest Rate Determination Date, the date on which the Loan is initially funded, and (b) with respect to all subsequent Interest Rate Determination Dates, the first Business Day of each calendar month.

"**Interest Reserve Account**" shall have the meaning set forth in Section 6.19 hereof.

"**Interest Reserve Funds**" shall have the meaning set forth in Section 3.1(b) hereof.

"**IRS**" shall mean the United States Internal Revenue Service.

"**Land**" shall have the meaning set forth in the Recitals hereof.

"**Lease**" shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

**"Lease Documentation"** shall have the meaning set forth in Section 6.11.

"**Lender**" shall have the meaning assigned to such term in the opening paragraph of this Agreement.

"**Lender Expenses**" shall have the meaning set forth in Section 3.1(b).

"**LIBOR Floor**" means twenty-five basis points (i.e., 0.25%).

"**LIBOR Index Rate**" shall mean, with respect to each Interest Period, (i) the rate *per annum* effective on any Interest Rate Determination Date equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the Interest Rate Determination Date, with a maturity comparable to such Interest Period (provided that if such rate is less than zero, such rate shall be deemed to be zero), divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor

category of liabilities under Regulation D); *provided*, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate *per annum*, as determined by Lender, to be the arithmetic average of the rates *per annum* at which deposits in U. S. Dollars in an amount equal to the amount of the Loan are offered by major banks in the London interbank market to Lender at approximately 11:00 A.M. (London time), two (2) Business Days prior to the Interest Rate Determination Date (provided that if such rate is less than zero, such rate shall be deemed to be zero).

"**Lien**" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, or other arrangement having the practical effect of the foregoing or any assignment, deposit arrangement, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

"**Loan**" shall have the meaning set forth in the Recitals hereof.

"**Loan Amount**" shall have the meaning set forth in the Recitals hereof.

"**Loan Charges**" shall have the meaning set forth in Section 10.12.

"**Loan Documents**" shall mean, collectively, this Agreement, the Note, the Security Instrument, the Guaranty, the Environmental and ADA Indemnity Agreement, , the Assignment of Contracts, the Subordination of Management Agreement, the Assignment of Construction Contract, the Fee Letter, the Closing Certificate, the Ditech Escrow Agreement, the Pledge Agreement, the Recycled SPE Certificate, the Closing Statement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

"**Loan Parties**" shall mean Borrower and each Guarantor.

"**Loan Proceeds**" shall have the meaning set forth in Section 3.1(a).

"**Major Alterations**" shall mean any renovation or alteration to the Property which (i) exceeds One Hundred Thousand and No/100 Dollars ($100,000.00) in total cost, (ii) hinders or impedes (even temporarily) the operation or financial performance of the Property, (iii) materially alters the exterior appearance of the Property, (iv) is structural in nature, or (v) negatively impacts the anticipated revenue from the Mortgaged Property.

"**Major Lease**" shall mean any Lease (i) which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, covers more than 10,000 square feet at the Property, (ii) is with an Affiliate of Borrower, Guarantor or Property Manager, as Tenant, (iii) is entered into during the continuation of an Event of Default, or (iv) any ground lease made by Borrower, as Landlord, with respect to a parcel of real property constituting all or a portion of the Property.

"**Material Adverse Effect**" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or

governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of Borrower or the Guarantor taken as a whole (and which is reasonably likely to prevent the timely repayment of the Loan), (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, or (iii) the rights and remedies of Lender under any of the Loan Documents.

"**Maturity Date**" shall mean the earlier of (i) the Initial Maturity Date, as the same may be extended pursuant to Section 3.14 through Section 3.15 hereof, or (ii) the date on which the principal amount of the Loan has been declared or automatically has become due and payable (whether by acceleration or otherwise).

"**Maximum Rate**" shall have the meaning set forth in Section 10.12.

"**Mechanic's Liens**" shall have the meaning set forth in Section 6.12.

"**Minimum Disbursement Amount**" shall mean $50,000.

"**Minimum Interest Amount**" means, with respect to any repayment or prepayment of principal, an amount equal to nine (9) months of interest on such repaid amount calculated at the Applicable Interest Rate as of the Closing Date (as determined by Lender, which determination shall be conclusive and binding on Borrower absent manifest error).

"**Minimum Interest Fee**" means, with respect to any repayment or prepayment of principal, an amount equal to the difference (but only if positive) between (a) the applicable Minimum Interest Amount; and (b) the aggregate amount of interest previously paid by Borrower to Lender with respect to such amount.

"**Multiemployer Plan**" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

"**Note**" shall mean the amended and restated promissory note or promissory notes made by Borrower in favor of Lender in the principal amount of the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time with the written consent of Lender.

"**Obligations**" shall mean all amounts owing by Borrower to Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

"**O&M Plan**" shall mean that certain US Bank Trust Center Asbestos Containing Materials Operations & Maintenance Plan dated January 12, 2005 prepared by Legend Technical Services, Inc.

"**OFAC**" shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

"**Off-Balance Sheet Liabilities**" of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called "synthetic" lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

"**Other Taxes**" shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

"**Patriot Act**" shall have the meaning set forth in Section 10.14.

"**Payment Date**" shall have the meaning set forth in Section 3.4(d).

"**Payment Office**" shall mean the office of Lender located at 101 Park Avenue, Suite 2602, New York, New York 10178, or such other location as to which Lender shall have given written notice to Borrower.

"**Payoff Assignment**" shall have the meaning set forth in Section 3.3(c).

"**PBGC**" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

"**Permitted Encumbrances**" shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed as exceptions in Schedule B of the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or being contested as permitted by and in accordance with the terms of the Loan Documents, (d) Permitted Leases, (e) mechanics' and materialmen's liens and similar claims being contested in accordance with the terms of the Loan Documents, and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender's sole discretion, which Permitted Encumbrances in the aggregate do not materially and adversely affect the value or use of the Property or Borrower's ability to repay the Loan.

"**Permitted Indebtedness**" shall have the meaning set forth in Section 8.2.

"**Permitted Lease**" shall mean all Leases approved (or deemed approved) by Lender pursuant to Section 6.11 and all Leases otherwise permitted by Section 6.11.

"**Person**" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

"**Plan**" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"**Plans and Specifications**" shall have the meaning set forth in Section 2.2.

"**Pledge Agreement**" shall mean that certain Membership Interest Pledge and Security Agreement, dated as of the Closing Date and executed by the Entity Guarantor, as the same may be modified, amended, amended and restated, supplemented or replaced from time to time.

"**Prime-Based Rate**" shall mean an annual rate of interest equal to the sum of: (a) the Applicable Margin, plus (b) the greater of (i) the annual rate of interest published in *The Wall Street Journal* from time to time as the "Prime Rate," and (ii) the LIBOR Floor. If *The Wall Street Journal* ceases to publish the "Prime Rate," Lender shall select an equivalent publication that publishes such "Prime Rate," and if such "Prime Rates" are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a reasonably comparable interest rate index.

"**Proceeding**" shall mean any case, proceeding or other action under any existing or future Debtor Relief Laws.

"**Project Budget**" shall have the meaning set forth in Section 2.1.

"**Property**" shall have the meaning set forth in the Recitals hereof.

"**Property Management Agreement**" shall mean the written agreement between Borrower and the Property Manager for the management of the Property, which Property Management Agreement shall be subject to Lender's prior written approval.

"**Property Manager**" shall mean Talon Management Services, LLC, a Minnesota limited liability company, or a replacement property manager retained by Borrower and approved by Lender to manage the Property pursuant to and accordance with the Property Management Agreement.

"**Recycled SPE Certificate**" shall mean that certain Certificate Regarding "Recycled" Single-Purpose Entity, dated as of the Closing Date and executed by Borrower, as the same may be modified, amended, amended and restated, supplemented or replaced from time to time.

"**Regulation D**" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

"**Related Parties**" shall mean, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“**Reserves**” shall mean the Interest Reserve Account, the Tax and Insurance Reserve Account, the Rollover Reserve Account, the Construction Reserve Account, the Shell Completion Reserve Account, the Completion Reserve Account and the Basement Repair Reserve Account.

“**Responsible Officer**” shall mean any of the managers, president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of Borrower or such other representative of Borrower as may be designated in writing by any one of the foregoing with the consent of Lender; and, with respect to financial covenants only, the chief financial officer or the treasurer of Borrower.

“**Retainage**” shall have the meaning set forth in Section 4.4.

“**Rollover Reserve Account**” shall have the meaning set forth in Section 6.21 hereof.

“**Rollover Reserve Disbursement Conditions**” shall mean (i) Borrower shall have submitted a request for payment to Lender at least ten (10) days prior to the date on which Borrower has requested such payment be made, which request specifies the Approved Leasing Expenses, as applicable, to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall have occurred and be continuing, and (iii) Lender shall have received (a) a certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (2) stating that all Approved Leasing Expenses to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Laws, (3) identifying each Person that supplied materials or labor in connection with the Approved Leasing Expenses to be funded by the requested disbursement, or, in the case of a requested disbursement of Rollover Reserve Funds for leasing commissions, the broker entitled to such leasing commissions to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (5) stating that the Approved Leasing Expenses to be funded have not been the subject of a previous disbursement of Rollover Reserve Funds, (6) stating that all previous disbursements of Rollover Reserve Funds have been used to pay the previously identified Approved Leasing Expenses, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement) have been paid in full, (b) a copy of any license, permit or other approval by any Governmental Authority required in connection with the Approved Leasing Expenses and not previously delivered to Lender, (c) lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (e) at Lender’s option, if the cost of the Approved Leasing Expenses consisting of tenant improvements, as applicable, exceeds $25,000.00, a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the Approved Leasing Expenses consisting of tenant improvements, as applicable, and (f) such other evidence as Lender shall reasonably request to demonstrate that the Approved Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.

“**Rollover Reserve Funds**” shall have the meaning set forth in Section 3.1(b) hereof.

"**Sanctioned Country**" shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

"**Sanctioned Person**" shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

"**Sanctions**" shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

"**Second Extended Maturity Date**" shall mean the earlier of (i) the date that is six (6) months following the First Extended Maturity Date, and (ii) the date on which the principal amount of the Loan has been declared or automatically has become due and payable (whether by acceleration or otherwise).

"**Second Extension Fee**" shall mean a fee payable by Borrower to Lender in connection with Section 3.15 hereof in an amount equal to one per cent (1.0%) of the Loan Amount (i.e., $516,000.00).

"**Second Extension Period**" shall mean the six (6) month period commencing on the First Extended Maturity Date and ending six (6) months after the First Extended Maturity Date.

"**Second Extension Request**" shall mean the Borrower's written request for an extension of the First Extended Maturity Date and delivered pursuant to Section 3.15.

"**Second Notice**" shall have the meaning set forth in Section 6.11.

"**Security Instrument**" shall mean that certain Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date herewith, executed by Borrower in favor of Lender, covering and creating a first-priority Lien on the Property, as the same may be modified, amended, amended and restated or supplemented from time to time.

"**Shell Completion**" shall mean that the Shell Work has been completed in accordance with the Ditech Lease, the Loan Documents, and all Applicable Laws, without any mechanic's, materialmen's or other liens having been filed and not contested in accordance with the terms hereof.

"**Shell Completion Date**" shall mean March 31, 2017.

"**Shell Completion Reserve Account**" shall have the meaning set forth in Section 6.23.

"**Shell Completion Reserve Funds**" shall have the meaning set forth in Section 3.1(b).

"**Shell Work**" means the construction work required in order for Landlord to deliver the premises under the Ditech Lease to Ditech in "Shell Condition", including, without limitation, any "Punch List Work", as such terms are defined and described in the Ditech Lease.

"**Specified Improvements**" shall mean the "Tenant Improvements" and "Rest Room renovations", as such terms are defined and described in the Ditech Lease.

"**Stop Notice**" shall have the meaning set forth in Section 6.12.

"**Subordination of Management Agreement**" shall mean that certain Assignment and Subordination of Management Agreement, dated as of the Closing Date and executed by Borrower, Property Manager and Lender, as the same may be modified, amended, amended and restated, supplemented or replaced from time to time.

"**Subsidiary**" shall mean, with respect to any Person (the "**parent**"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of Borrower.

"**Tax and Insurance Reserve Account**" shall have the meaning set forth in Section 6.20 hereof.

"**Tax and Insurance Reserve Funds**" shall mean, as applicable, any amounts required to be deposited by Borrower pursuant to Section 3.10 of the Security Instrument.

"**Taxes**" shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"**Tenant**" shall mean any Person occupying all or any portion of any space in the Property pursuant to a Lease.

"**Title Company**" shall have the meaning set forth in Section 4.1(b) hereof.

"**Title Insurance Policy**" shall have the meaning set forth in Section 4.1(b) hereof.

"**Transfer**" shall have the meaning set forth in Section 8.1.

"**Withdrawal Liability**" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

**Section 1.2. Accounting Terms and Determination** Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the independent public accountants of the Person for whom the financial statements are prepared) with the most recent accountant reviewed consolidated financial statement of the Person for whom the financial statements are delivered pursuant to Section 5.4; provided, that if Borrower notifies Lender that Borrower wishes to amend any financial covenant hereunder to eliminate the effect of any change in GAAP on the operation of such financial covenant (or if Lender notifies Borrower that it wishes to amend a financial covenant for such purpose), then the compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Borrower and Lender.

**Section 1.3. Terms Generally**. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of Lender's principal office, unless otherwise indicated.

## ARTICLE II

## CONSTRUCTION OF SHELL WORK AND SPECIFIED IMPROVEMENTS

**Section 2.1. Project Budget**. Borrower covenants and agrees to proceed with the construction of the Shell Work and the Specified Improvements in accordance with a project budget to be submitted to and approved by Lender (as the same may be amended with Lender's prior written consent, not to be unreasonably withheld, conditioned or delayed, the "**Project Budget**").

**Section 2.2. __Plans and Specifications__.** The Shell Work and the Specified Improvements shall be constructed in substantial accordance with the plans and specifications to be prepared by the Architect and submitted to and approved by Lender, together with all additions, modifications and amendments thereto permitted by the Loan Documents or approved by Lender (such plans and specifications that are approved by Lender, collectively, as same maybe amended from time to time in accordance herewith, the "**__Plans and Specifications__**"). The identification and acceptance of the Plans and Specifications by Lender shall in no way constitute acceptance or warranty by Lender as to the sufficiency and/or adequacy of the Shell Work or Specified Improvements and/or any of the component parts thereof. The Plans and Specifications, once approved, shall not be changed or modified in any material respect without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

**Section 2.3. __Additional Requirements for Construction__.**

(a) Borrower shall complete the Shell Work on or before the Shell Completion Date and otherwise in accordance with the requirements of the Ditech Lease.

(b) The Shell Work and the Specified Improvements shall be constructed lien-free and with new, unused sound materials and in a good and workmanlike manner.

(c) The Shell Work and the Specified Improvements shall be constructed by the General Contractor in accordance with the terms of a Construction Contract (as defined herein) submitted to and approved by Lender. The Construction Contract and the sums payable by Borrower to the Contractor thereunder shall not be modified, altered or amended in any respect except as set forth herein.

(d) The Shell Work and the Specified Improvements shall be constructed in compliance with the Ditech Lease, including, without limitation, all required commencement dates and completion dates.

(e) The Shell Work and the Specified Improvements shall be constructed in compliance with all Applicable Laws, including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters, in accordance with the O&M Plan, and in accordance with the requirements of any governmental authorities in connection with any proposed public funding or tax abatements related to the Property. Borrower represents and warrants that no permits or approvals from any agency or authority, other than those previously obtained and furnished to Lender, are necessary for the commencement and completion of the construction of the Shell Work and the Specified Improvements. Borrower shall pay all applicable fees and charges of such authorities.

(f) If Lender disapproves any portion of the Shell Work or the Specified Improvements, Borrower, within fifteen (15) days after such disapproval, shall commence to correct the condition so disapproved, and thereafter will diligently complete such correction. Borrower agrees that all materials contracted or purchased for the construction of the Shell Work and the Specified Improvements and all labor hired or contracted for with respect to the construction of the Shell Work and the Specified Improvements and paid for with proceeds of the Loan will be used and

employed solely on the Property and for no other purpose.

(g) In all events, Borrower shall cause (x) the commencement of construction of the Specified Improvements to occur on or before the Commencement Date, and (y) the Completion of Construction of the Specified Improvements to occur prior to the Completion Date.

**Section 2.4. Security for Loan.**

(a) As additional security for the performance of Borrower's obligations hereunder, Borrower hereby collaterally transfers and assigns to Lender as set forth herein and in the Loan Documents, all of Borrower's right, title and interest in and to all present and future (i) construction contracts (including, without limitation, the Construction Contract), subcontracts, architectural contracts, engineering contracts, plans and specifications, including the Plans and Specifications, building permits (to the extent assignable), bonds in favor of or for the benefit of Borrower, and all other present and future contracts, agreements, permits (to the extent assignable) surveys, plats (to the extent assignable), franchises (to the extent assignable) and authorizations (to the extent assignable) in any way related to the development, construction and/or operation of the Shell Work or the Specified Improvements, including all extensions, renewals and modifications of or substitutions for any of the foregoing; (ii) income, profits, operating accounts, receipts, funds and accounts receivable to the extent related to the Improvements, held by or owing to Borrower or any agent of Borrower subject to a license in favor of Borrower; and (iii) Equipment, Inventory, Fixtures, Accounts, Contract Rights, Documents, Instruments and General Intangibles of Borrower to the extent assignable, as such terms are defined in the Uniform Commercial Code to the extent related to the Specified Improvements.

(b) The foregoing collateral assignment in Section 2.4, at Lender's sole and absolute option, shall, to the maximum extent permitted by law (subject to Lender's liens and security interests under the Loan Documents, which liens and security interests shall not merge in any such vesting), become unconditionally and absolutely vested, automatically, without notice and without the requirement of any further action on the part of Lender, upon the occurrence of an Event of Default, provided that the Borrower has failed to cure any such default within the notice and time periods specified herein and/or in the other Loan Documents. In addition, the foregoing collateral assignment shall be a security agreement, and Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable law, including, without limitation, the right to require the personal property described in Section 2.4 to be assembled by Borrower and the right to foreclose.

(c) Notice by Lender of any Event of Default hereunder or under any of the other Loan Documents, Borrower's failure to cure timely the same, Lender's exercise of its aforesaid option, and the resultant then present vesting of said transfer and assignment, given to the party or parties to such contracts, agreements, permits, franchises, etc., other than Borrower, shall be conclusive evidence that such conditional transfer and assignment has in law and in fact thereupon become unconditionally and absolutely vested as a then present and effective assignment, which may be relied upon by any such other party or parties and which shall acquit and discharge such other party or parties from all liability and obligation to Borrower thereafter accruing.

## ARTICLE III

## AMOUNT AND TERMS OF THE LOAN

**Section 3.1. The Loan.**

(a) Lender agrees, upon the terms and conditions, and at the respective times hereinafter set forth, to advance the proceeds of the Loan (the "**Loan Proceeds**") to Borrower in the sum not to exceed FIFTY ONE MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($51,600,000.00) for the purposes set forth herein. Borrower shall use the Loan Proceeds strictly in accordance with the use of proceeds schedule attached hereto as Exhibit B.

(b) Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, on the Closing Date, Borrower agrees to borrow from Lender, and Lender shall disburse from the proceeds of the Loan, the Loan Proceeds. The Loan Proceeds shall be used to: (i) refinance existing indebtedness, (ii) pay out-of-pocket fees, costs and expenses incurred by Lender in connection with the Loan transaction (collectively, the "**Lender Expenses**"), (iii) pay certain other closing costs approved by Lender, (iv) pay the Origination Fee (as such term is defined in the Fee Letter), (v) fund an amount equal to $5,289,000.00 (the "**Interest Reserve Funds**"), which shall be deposited in the Interest Reserve Account and made available to Borrower pursuant to the applicable terms, provisions, covenants and conditions of Section 6.19 hereof, (vi) fund an amount equal to $2,000,000.00 (the "**Rollover Reserve Funds**"), which shall be deposited in the Rollover Reserve Account and made available to Borrower pursuant to the applicable terms, provisions, covenants and conditions of Section 6.21 hereof, (vii) fund an amount equal to $5,639,751.95 (the "**Construction Reserve Funds**"), which shall be deposited in the Construction Reserve Account and made available to Borrower pursuant to the applicable terms, provisions, covenants and conditions of Article IV hereof, (viii) fund an amount equal to $884,211.00 (the "**Shell Completion Reserve Funds**"), which shall be deposited in the Shell Completion Reserve Account and made available to Borrower pursuant to the applicable terms, provisions, covenants and conditions of Article IV hereof, and (ix) fund an amount equal to $100,000.00 (the "**Basement Repair Reserve Funds**"), which shall be deposited in the Basement Repair Reserve Account and made available to Borrower pursuant to the applicable terms, provisions, covenants and conditions of Section 6.24 hereof. Borrower hereby authorizes Lender to disburse on the Closing Date such Loan Proceeds directly to Lender as are necessary to pay the Lender Expenses and the Origination Fee.

(c) No amounts borrowed under the Loan and repaid may be re-borrowed.

(d) Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of Borrower to Lender resulting from the advance of the Loan by Lender, including the amounts of principal and interest payable thereon and paid to Lender from time to time under this Agreement. The entries made in such record shall be *prima facie* evidence of the existence and amounts of the obligations of Borrower therein recorded; provided that the failure or delay of Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of Borrower to repay the Loan (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

(e) Borrower's obligation to pay the principal of, and interest on, the Loan shall

be evidenced by the Note. Lender has no intention of making advances under the Loan in excess of the aggregate face amount of the Note. Borrower acknowledges and agrees, however, that, if, for any reason, the outstanding principal balance of the Loan outstanding from time to time exceeds the face amount of the Note, the excess shall be payable, with accrued interest, ON DEMAND and shall be secured by all of the collateral described in the Security Instrument and all other Collateral for the Loan.

**Section 3.2.** **Repayment of Loan**. Borrower unconditionally promises to pay to Lender the outstanding principal amount of the Loan on the Maturity Date.

**Section 3.3.** **Prepayments.**

(a) *Optional Prepayments.* Borrower shall have the right at any time and from time to time to prepay the Loan, in whole or in part, without premium or penalty, except for payment of the Minimum Interest Fee, if applicable, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) of its intention to prepay to Lender no later than three (3) Business Days prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Loan or portion thereof to be prepaid. Such amount shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 3.4(a); provided that if all or any portion of the Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, Borrower shall also pay all amounts required pursuant to Section 3.12. Each prepayment of the Loan shall be applied to principal installments in inverse order of maturity. Each prepayment of the Loan, shall require payment of the Minimum Interest Fee.

(b) *Mandatory Prepayments.* On the earlier of (x) the date Lender elects to require prepayment of all or a portion of the Loan in accordance with Schedule 6.5 hereof and (y) the next occurring Payment Date following the date on which Borrower actually receives any insurance proceeds or condemnation awards, if and to the extent Lender is not obligated hereunder to make such proceeds or awards available to Borrower for the restoration of the Property, Borrower shall make a prepayment towards the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such proceeds or awards. Such prepayment shall be applied, first, to interest on the outstanding principal balance of the Loan that would have accrued at the Applicable Interest Rate on the amount prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the outstanding principal balance of the Loan.

(c) *Release or Assignment on Payment in Full.* Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Loan in accordance with the terms of this Agreement and the other Loan Documents, release the Lien of the Security Instrument and deliver executed termination and satisfaction documents to Borrower or if so requested by Borrower, assign the Security Instrument, the Note and any other Loan Documents requested by Borrower (without recourse to Lender) to a third party lender designated by Borrower (a "**Payoff Assignment**"). Borrower shall be responsible for any reasonable actual out-of-pocket costs (including reasonable attorneys' fees) incurred by Lender in connection with the Payoff Assignment (it being acknowledged that the Lender shall not charge any administrative fee for such assignment).

**Section 3.4. <u>Interest on Loan</u>.**

(a) Subject to <u>Section 3.8</u> below, Borrower shall pay interest on the Loan at the Applicable Interest Rate.

(b) While an Event of Default beyond any applicable cure period exists or after acceleration, at the option of Lender, Borrower shall pay interest ("**<u>Default Interest</u>**") on the Loan at the Default Rate.

(c) In the event that any payment due under the terms hereunder, including the payment due on the Maturity Date, is not received by Lender within five (5) days of the date such payment is due (inclusive of the date when due), Borrower shall pay to Lender a late charge equal to five percent (5%) of such payment. Such fee shall be payable on the earlier of (i) the date of demand by Lender and (ii) the date that Borrower makes the late payment.

(d) Interest on the principal amount of the Loan shall accrue from and including the Closing Date to but excluding the date of any repayment thereof. Interest shall be payable in arrears on the first day of each calendar month (each a "**<u>Payment Date</u>**"), commencing on March 1, 2017, and ending on the Maturity Date, provided, however, that per diem interest for the period between the Closing Date and the last day of the calendar month in which the Closing Date occurs shall be paid on the Closing Date. All Default Interest shall be payable on demand.

**Section 3.5. <u>Fees</u>**. Borrower shall pay on the Closing Date to Lender all fees in the Fee Letter that are due and payable on the Closing Date.

**Section 3.6. <u>Computation of Interest</u>**. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by Lender of an interest amount hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

**Section 3.7. <u>Inability to Determine Interest Rates.</u>** If at any time, Lender shall have determined (which determination shall be conclusive and binding upon Borrower) that (i) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the LIBOR Index Rate, or (ii) the LIBOR Index Rate does not adequately and fairly reflect the cost to Lender of making, funding or maintaining the Loan, Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to Borrower as soon as practicable thereafter. Until Lender notifies Borrower that the circumstances giving rise to such notice no longer exist, the Loan shall be converted to a Loan bearing interest at the Prime Based Rate.

**Section 3.9. <u>Illegality</u>.** If any Change in Law shall make it unlawful or impossible for Lender to make, maintain or fund the Loan at the Applicable Interest Rate, Lender shall promptly give notice thereof to Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to fund or maintain the Loan at the Applicable Interest Rate shall be suspended, and the Loan shall be converted to a Loan bearing interest at the Prime Base Rate, either (i) on the last day of the then current Interest Period if

Lender may lawfully continue to maintain the Loan at the Applicable Interest Rate to such date, or (ii) immediately if Lender shall determine that it may not lawfully continue to maintain the Loan at the Applicable Interest Rate to such date.

**Section 3.10. Increased Costs.**

(a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the LIBOR Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, Lender (except any such reserve requirement reflected in the LIBOR Index Rate); or (ii) impose on Lender or the eurodollar interbank market any other condition affecting this Agreement or the Loan, and the result of the foregoing is to increase the cost to Lender of making, converting into, continuing or maintaining the Loan or to reduce the amount received or receivable by Lender hereunder (whether of principal, interest or any other amount), then Borrower shall promptly pay, upon written notice from and demand by Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate Lender for such additional costs incurred or reduction suffered

(b) If Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender's capital (or on the capital of Lender's parent corporation) as a consequence of its obligations hereunder to a level below that which Lender or Lender's parent corporation could have achieved but for such Change in Law (taking into consideration Lender's policies or the policies of Lender's parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by Borrower of written demand by Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender or Lender's parent corporation for any such reduction suffered.

(c) A certificate of Lender delivered in good faith setting forth the amount or amounts necessary to compensate Lender or its parent corporation, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive, absent manifest error. Borrower shall pay Lender such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender's right to demand such compensation.

**Section 3.11. Payments Generally.** Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Sections 3.9, 3.11, 3.12, or 3.13, or otherwise) prior to 2:00 o'clock p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

**Section 3.12. Taxes.**

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender in good faith shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 3.11, Borrower or other Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Survival. Each party's obligations under this Section 3.11 shall survive the repayment, satisfaction or discharge of all obligations under any Loan Document.

**Section 3.13. Funding Indemnity.** In the event of any payment of any principal of any portion of the Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), Borrower shall compensate Lender, within five (5) Business Days after written demand from Lender, for any actual loss, actual cost or actual expense attributable to such event. Such actual loss, actual cost or actual expense shall be deemed to include an amount determined by Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such portion of the Loan if such event had not occurred at the LIBOR Index Rate applicable to the Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow for the period that would have been the Interest Period for such portion of the Loan) over (B) the amount of interest that would accrue on the principal amount of such portion of the Loan for the same period if the LIBOR

Index Rate were set on the date such portion of the Loan was prepaid or the date on which Borrower failed to borrow such portion of the Loan.

**Section 3.14. First Extension of Maturity Date.** The Borrower shall have the option to extend the Maturity Date by six (6) months from the Initial Maturity Date to the First Extended Maturity Date. Such option shall be subject to the satisfaction of all conditions and requirements set forth in this Section 3.14, and shall be exercised by the Borrower's delivery to Lender, at least fifteen (15) days but not more than sixty (60) days prior to the Initial Maturity Date of a First Extension Request duly executed by the Borrower. Each requested extension pursuant to this Section 3.14 shall be subject to the following conditions and requirements:

(a) no Event of Default shall have occurred and exist on the date of the First Extension Request or on the Initial Maturity Date;

(b) no Default (that has not become an Event of Default) shall have occurred and exist on the date of such First Extension Request, except to the extent such Default is of a type that is susceptible of cure, and such Default is cured within the applicable cure period provided herein and in any event prior to the Initial Maturity Date;

(c) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on the date of the First Extension Request and on the first day of the First Extension Period with the same force and effect as if made on such dates (except to the extent such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(d) the Borrower shall have executed and delivered to Lender (1) such amendments, supplements, amendments and restatements, and other modifications to the Loan Documents, and any additional filings and registrations, as may have been reasonably requested by Lender in connection with such requested extension, provided Borrower shall have no obligation to execute and deliver such documents if same shall result in an increase in Borrower's liabilities or a decrease in Borrower's rights under the Loan Documents, and (2) a certificate of the Borrower as to its compliance with the conditions and requirements of this Section 3.14;

(e) The Borrower shall deposit in the Interest Reserve Account an amount equal to interest for an additional period of six (6) months at the then Applicable Interest Rate (as such amount is determined by Lender, which determination shall be conclusive and binding on Borrower absent manifest error);

(f) Health Partners Renewal shall have occurred; and

(g) Simultaneously with the delivery of the First Extension Request, the Borrower shall have paid the First Extension Fee.

**Section 3.15. Second Extension of Maturity Date.** Provided that Borrower has timely exercised its option the extend the Maturity Date to the First Extended Maturity Date in accordance with the requirements of Section 3.14 hereof, the Borrower shall have the option to

extend the Maturity Date by six (6) additional months from the First Extended Maturity Date to the Second Extended Maturity Date. Such option shall be subject to the satisfaction of all conditions and requirements set forth in this Section 3.15, and shall be exercised by the Borrower's delivery to Lender, at least fifteen (15) days but not more than sixty (60) days prior to the First Extended Maturity Date of a Second Extension Request duly executed by the Borrower. Each requested extension pursuant to this Section 3.15 shall be subject to the following conditions and requirements:

(a) no Event of Default shall have occurred and exist on the date of the Second Extension Request or on the First Extended Maturity Date;

(b) no Default (that has not become an Event of Default) shall have occurred and exist on the date of such Second Extension Request, except to the extent such Default is of a type that is susceptible of cure, and such Default is cured within the applicable cure period provided herein and in any event prior to the First Extended Maturity Date;

(c) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on the date of the Second Extension Request and on the first day of the Second Extension Period with the same force and effect as if made on such dates (except to the extent such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(d) the Borrower shall have executed and delivered to Lender (1) such amendments, supplements, amendments and restatements, and other modifications to the Loan Documents, and any additional filings and registrations, as may have been reasonably requested by Lender in connection with such requested extension, provided Borrower shall have no obligation to execute and deliver such documents if same shall result in an increase in Borrower's liabilities or a decrease in Borrower's rights under the Loan Documents, and (2) a certificate of the Borrower as to its compliance with the conditions and requirements of this Section 3.15;

(e) The Borrower shall deposit in the Interest Reserve Account an amount equal to interest for an additional period of six (6) months at the then Applicable Interest Rate (as such amount is determined by Lender, which determination shall be conclusive and binding on Borrower absent manifest error);

(f) Health Partners Renewal shall have occurred; and

(g) Simultaneously with the delivery of the Second Extension Request, the Borrower shall have paid the Second Extension Fee.

**Section 3.16. Minimum Interest Fee.** Upon any repayment or prepayment of principal, Borrower shall pay to Lender on the date of such repayment or prepayment the Minimum Interest Fee applicable thereto. All Minimum Interest Fees hereunder shall be deemed to be earned by Lender upon the funding of the Loan. If the principal sum of this Loan, together with all interest accrued and unpaid thereon and all other sums due under the Loan Documents is accelerated by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid

principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Minimum Interest Fee applicable to such principal so accelerated.

## ARTICLE IV

## CONDITIONS PRECEDENT TO DISBURSEMENT OF LOAN PROCEEDS AND SUBSEQUENT DISBURSEMENTS FROM THE CONSTRUCTION RESERVE ACCOUNT AND THE SHELL COMPLETION RESERVE ACCOUNT

**Section 4.1. Conditions To Be Satisfied for Closing**. Prior to the advance of the Loan Proceeds, the following conditions shall have been satisfied by Borrower (or waived in accordance with Section 10.2), at no cost to Lender:

(a) Contemporaneously herewith, Borrower, Guarantor and any other parties thereto shall have executed, acknowledged (as appropriate), delivered and caused to be recorded (as appropriate), all of the Loan Documents.

(b) Contemporaneously herewith, Borrower shall have furnished to Lender an ALTA loan policy of title insurance, together with the endorsements required by Lender, insuring the priority of the Security Instrument securing the Note and Lender's interest in the Property all in a form and substance provided herein and otherwise satisfactory to Lender (the "**Title Insurance Policy**"). The amount of such policy shall be equal to the maximum principal amount of the Loan and shall be issued by a title company approved by Lender (the "**Title Company**"). Such policy shall insure that Borrower has good and indefeasible fee simple title to the Property, that the lien of the Security Instrument securing Lender's Loan is a valid first lien on such interest, subject only to the Permitted Encumbrances, and shall include Lender's required and approved endorsements thereto. Such policy shall contain no exception for filed mechanics' and materialmen's liens (which may be in the form of affirmative insurance), and shall contain no survey exceptions other than those approved by Lender.

(c) Borrower shall have furnished to Lender a recently dated, current survey of the Land certified to Lender and the Title Company by a registered surveyor in form and substance satisfactory to Lender, prepared in accordance with the latest Minimum Standard Detail Requirement adopted by the American Land Title Association and confirming the legal description of the Land, showing the location of all buildings and other improvements (then existing) and all utilities (then existing) that are above ground, roads, easements and rights of way then affecting the Land, and certifying that all existing improvements (if any) have been constructed entirely within the boundary lines of the Land and that there are no encroachments thereon other than those approved by Lender.

(d) Borrower and Guarantor shall have delivered to Lender an opinion or opinions of Borrower's and Guarantor's counsel, dated contemporaneously with the execution of the Loan Documents, satisfactory in form and content to Lender and Lender's counsel.

(e) Borrower shall have submitted to Lender, and Lender shall have approved, Borrower's organizational and formation documents and verification of good standing with the appropriate governmental authorities. In addition, Borrower shall furnish evidence of the authority

of (a) Borrower to consummate the Loan and, (b) the signatories of the Loan Documents to execute and deliver the Loan Documents on behalf of Borrower. Each of the foregoing materials shall also be provided for each signatory for or on behalf of Borrower which is not a natural person. If any such entity is a corporation, Borrower shall furnish such entity's incorporation, bylaws, certificate of good standing, incumbency certificate and corporate resolutions.

(f) Borrower, if requested by Lender, shall have submitted to Lender, and Lender shall have reasonably approved, a report from a licensed, registered engineer reasonably acceptable to Lender describing the soil and subsoil conditions of the Land. Additionally, soil boring or other soil tests, if any, used in formulating the site condition report shall be submitted with such report.

(g) Borrower shall have submitted to Lender a Phase I environmental site assessment certifying no recognized environmental conditions related to the Property and otherwise in form and substance satisfactory to Lender.

(h) Borrower shall have submitted to Lender an appraisal of the Property in form and substance satisfactory to Lender (the "**Appraisal**").

(i) Lender shall have been furnished with evidence that the Property is not located within an area that has been identified as an area having "special flood hazards", as that term is used in the Flood Disaster Protection Act of 1973 (P.L. 93-234), or shall have been furnished with a flood insurance policy satisfactory to Lender, meeting the requirements of said act, which policy shall be maintained in full force until the Loan is repaid in full.

(j) Lender shall have been furnished with verification of all insurance coverage required by the Loan Documents.

(k) Lender shall have received originally signed and dated financial statements from Borrower, and each Guarantor, and any other financial information relating to the Property requested by Lender, including, without limitation, income and expense statements.

(l) Borrower shall have paid to Lender, on or before the Effective Date, the Origination Fee and the Lender Expenses.

(m) Lender shall have received satisfactory reports of UCC, federal tax lien, state tax lien, bankruptcy judgment and pending litigation searches conducted by a search firm reasonably acceptable to Lender.

(n) No law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened in writing, which in the reasonable judgment of Lender would enjoin, prohibit or restrain, or impose or result in an material adverse effect upon the making or repayment of the Loan or the consummation of the transactions contemplated by the Loan Documents.

(o) Borrower shall have delivered to Lender a copy of all material contracts relating to the Property. In addition, if requested by Lender, Borrower shall obtain estoppels and other customary agreements with any third parties.

(p) Borrower shall have disclosed to Lender, and Lender shall have approved, all fees, commissions and other amounts (collectively, "**Affiliate Fees**") which have been or will be reimbursed or paid to or paid on behalf of Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor in connection with the acquisition, financing, operating, redevelopment, and leasing of the Property. All Affiliate Fees shall be deducted from the calculation of the capitalization costs of the financing transaction contemplated by this Agreement for determining Borrower's required equity contribution. Without limitation on the foregoing, all Affiliate Fees shall be subordinate to the Loan and shall be terminable by Lender in the event of the occurrence of an Event of Default.

(q) Borrower shall have submitted evidence satisfactory to Lender that any and all fees due and owing to any broker involved with obtaining the Loan have been paid in full.

(r) Without limiting the general applicability of any of the other provisions of this Section, Borrower shall have submitted to Lender satisfactory evidence of compliance with all building and zoning codes applicable to the Property.

(s) Without limiting the general applicability of any of the other provisions of this Section, Borrower shall submit to Lender satisfactory evidence that:

(I) the contemplated use and accessory uses of the Land and Improvements will not violate (i) any laws, ordinances or regulations (including subdivision, zoning, building, environmental protection and wetland protection laws), or (ii) any building permits, restrictions of record, or agreements affecting such the Land, Improvements or any part thereof;

(II) Neither the zoning authorizations, approvals or variances, nor any other right to construct or use the Land and Improvements is to any extent dependent upon or related to any real estate not included within the Land;

(III) all consents, licenses and permits and all other authorizations or approvals required for construction of Improvements on the Land and Improvements as contemplated have been obtained, and all laws relating to the construction of such Improvements have been complied with;

(IV) the lawful use and operation of the Land and Improvements do not require any variances or special use permits that have not been obtained; and

(V) the Land and Improvements are taxed separately without regard to any other property, and for all purposes may be mortgaged, conveyed and otherwise dealt with as one or more independent parcels.

(t) Since the date financial reports were delivered by Borrower to Lender, there shall have been no material adverse change in the financial condition or business of Borrower or any Guarantor nor any material decline in the condition or market value of the Property, each as determined by Lender in its sole discretion.

(u) Lender shall have satisfactorily completed its underwriting and due diligence with respect to the Loan, Borrower, the partners, joint venturers or members of Borrower, each

Guarantor, and the Property, including, without limitation, any title, survey, insurance, tenant estoppel letters, lease abstracts, environmental reports, structural reports, and financial statements relating to the Property, and Lender shall have completed such other real estate and legal due diligence investigations as Lender deems necessary, and such review and investigations shall provide Lender with resulting information which, in Lender's sole discretion, is satisfactory to permit Lender to enter into this Agreement and to make the Loan.

**Section 4.2. <u>Conditions To Be Satisfied For Subsequent Disbursements from the Construction Reserve Account</u>**. The obligation of Lender to approve any disbursement of any amounts from the Construction Reserve Account (or, as applicable, the obligation of Lender to disburse amounts from the Completion Reserve Account or the Shell Completion Reserve Account) is subject to the satisfaction of the following additional conditions precedent as of the date of any such disbursement:

(a) Borrower shall have submitted to Lender a fully executed copy of the complete construction contract executed by Borrower and General Contractor, as well as any other contractors engaged by Borrower from time to time to construct the Specified Improvements or Shell Work not covered by such contract with General Contractor, all in a form and substance approved in advance in writing by Lender (individually and collectively, together with any amendments as may be approved in advance in writing by Lender or otherwise permitted herein, the "**<u>Construction Contract</u>**"). The Construction Contract (including any change orders) may be amended from time to time only with Lender's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned if such amendment (a) is in accordance with the Project Budget, (b) does not affect the structural integrity of the Property; and (c) does not violate any applicable law or recorded documents;

(b) Borrower shall have obtained and submitted to Lender an agreement and consent to the assignment of the Construction Contract executed by General Contractor (or such other contractors, as applicable, engaged by Borrower from time to time for construction of any of the Specified Improvements not performed by General Contractor) and Borrower which shall be in form and substance satisfactory to Lender in its sole and absolute discretion. Such agreement and consent shall include, without limitation, that such assignment shall be effective at the option of Lender upon any Event of Default under this Agreement or any of the Loan Documents which is not cured within any applicable cure periods and shall include the General Contractor's agreement, in the event of Borrower's default at Lender's request, to continue construction of the Specified Improvements and Shell Work in accordance with the terms of the Construction Contract for Lender or Lender's successors and assigns.

(c) Borrower shall have submitted to Lender a fully executed copy of each contract between Ditech or Borrower and each Architect.

(d) Borrower shall have submitted to Lender satisfactory evidence of the issuance of a final, unconditional building permit for the commencement and completion of all Specified Improvements and all Shell Work by the applicable governmental authorities.

(e) Borrower shall have submitted to Lender, and Lender shall have approved, the Plans and Specifications.

(f) The proceeds of the disbursement are solely for uses permitted under this Agreement; and Borrower shall have satisfied any other specific conditions herein for use of the Loan proceeds to be disbursed to Borrower.

(g) No Event of Default shall have occurred and be continuing or would result from the making of such disbursement.

(h) The lien of the Security Instrument shall continue to be insured by the Title Insurance Policy as a first priority lien against the and Lender shall receive any endorsements to the Title Insurance Policy or a full dated down Title Insurance Policy with respect to the Property required by Lender in connection therewith (including any endorsement required to increase the amount of coverage to reflect such disbursement).

(i) All out-of-pocket fees and expenses payable to Lender (or other fees and expenses due and payable hereunder), to the extent then due and payable, shall have been (or contemporaneously are being) paid in full by Borrower and all title premiums and other title and survey charges shall have been (or contemporaneously are being) paid in full by Borrower.

(j) The representations and warranties contained in this Agreement or the other Loan Documents or otherwise made by or on behalf of Borrower or any Loan Party in any of the Loan Documents or in any certificate, written statement or other writing given in connection with the Loan (including, but not limited to, all financial and operating statements) shall be true and correct in all material respects on and as the date of each disbursement of Loan proceeds with the same effect as if made at such time.

(k) Lender may require that Borrower shall furnish to Lender, separately with respect to each such request, AIA forms G702 and G703 (or acceptable equivalents) and such other forms and schedules of values as may from time to time be approved or reasonably required by Lender, duly signed and sworn to by Borrower and each applicable contractor, with all blanks appropriately completed, setting forth such details concerning construction of the Construction Work and Shell Work as Lender shall require. If required by Lender, Borrower shall have furnished to Lender evidence that all inspections then or previously required by governmental authorities have been satisfactorily completed.

(l) If required by Lender, Borrower shall have submitted and Lender shall have approved in writing (A) the improvements to be constructed and the estimated cost thereof as reflected in the Project Budget, as applicable, (B) the Plans and Specifications for such improvements, and (C) if requested by Lender, each contract or subcontract for the performance of labor or the furnishing of materials for such improvements. Upon Lender's request, Borrower shall assign any such contract or subcontract to Lender.

(m) All work performed by Borrower prior to the date a reimbursement is requested shall be completed or progressing to the reasonable satisfaction of Lender (and/or its agents) and Lender's engineer and substantially in accordance with any applicable approved Plans and Specifications, the Project Budget, the Ditech Lease, and all Applicable Laws. Borrower shall have provided to Lender evidence reasonably satisfactory to Lender (including access to the Property to Lender and any agent of Lender for the purpose of an inspection of work done, at

Borrower's expense, if requested by Lender) that the construction covered by the request for reimbursement has been performed and the applicable materials have been furnished.

(n) No funds will be reimbursed for materials stored at the Property unless Borrower furnishes Lender evidence, reasonably satisfactory to Lender, that such materials are properly stored and secured at the Property.

(o) Borrower shall have furnished to Lender a sworn contractor's statement containing a list of the names and addresses of all mechanics and materialmen who have performed labor or supplied materials relating to the construction of the Specified Improvements. Such listing of contractors shall be updated by Borrower and promptly delivered to Lender as additional contracts are signed.

(p) Disbursements for hard costs shall be limited to the lesser of: (A) the actual cost to Borrower of work and labor performed on the Construction Work and materials incorporated into the Construction Work or suitably stored on the Property; or (B) the amounts allocated to the work, labor and materials in question on budgets and schedules of values approved by Lender multiplied by the percentage of completion (as reasonably determined by Lender) of such work, labor and materials (subject in all events to a retention as set forth in Section 4.4 hereof).

(q) Disbursements on account of soft costs shall be limited to the actual amounts of such costs as indicated by invoices, statements, vouchers, receipts or other written evidence satisfactory to Lender.

(r) Throughout the course of construction of the Construction Work and Shell Work, Lender shall have the right, in its good-faith discretion, to employ, at Borrower's sole cost and expense, an inspector or inspectors and a consultant or consultants who shall review as agent for Lender all construction activities undertaken in regard to the Property. At Lender's election, in its sole discretion, such amounts may be payable out of the Construction Reserve Account or the Completion Reserve Account, or out of the Shell Completion Reserve Account, as applicable. If required by Lender, a certificate or indication from such inspector(s) and/or consultant(s) that construction complies with any approved Plans and Specifications, if any, and any applicable budget (including percent completion requirements) shall be a further condition precedent to Lender's approval of each draw request.

(s) Borrower shall have delivered to Lender a collateral assignment and subordination on Lender's standard form of Borrower's interest in all labor contracts or other trades being paid pursuant to such draw request.

(t) Lender shall have received conditional lien waivers and, upon final payment, unconditional lien waivers, executed by each contractor, subcontractor and materialman supplying labor or materials and any architect/engineer's certificates as to Construction Work and Shell Work completed, as required by Lender.

(u) With respect to disbursements from the Construction Reserve Account, in Lender's sole but good faith determination (ii) the amount requested, plus amounts previously disbursed from the Construction Reserve Account and not yet repaid, do not exceed the percentage

of the Construction Work completed as of the requisition date, and (ii) the undisbursed portion of the Construction Reserve Account plus Borrower's Additional Equity Contribution contributed to the Completion Reserve Account to date is sufficient to complete the Construction Work in accordance with the approved Plans and Specifications, the Project Budget, the Ditech Lease, and all Applicable Laws.

(v) With respect to disbursements from the Shell Completion Reserve Account, in Lender's sole but good faith determination (ii) the amount requested, plus amounts previously disbursed from the Shell Completion Reserve Account and not yet repaid, do not exceed the percentage of the Shell Work completed as of the requisition date, and (ii) the undisbursed portion of the Shell Completion Reserve Account plus Borrower's Additional Equity Contribution contributed to the Completion Reserve Account to date is sufficient to complete the Shell Work in accordance with the approved Plans and Specifications, the Project Budget, the Ditech Lease, and all Applicable Laws.

(w) No proceeding shall be commenced by an authority having the power of eminent domain to condemn any part of the Property which Lender, in its sole and absolute discretion, deems substantial and would have a material adverse effect on the Borrower's ability to construct the Construction Work or the Shell Work.

(x) Borrower shall have submitted evidence satisfactory to Lender that all necessary approvals have been obtained with respect to the design, use and occupancy of the Property from all parties required to provide such consents as may be required for the then state of construction.

(y) Borrower otherwise shall have complied with all other terms and conditions of this Agreement applicable to the initial disbursement of the Loan Proceeds.

(z) Lender shall have received such other documents or items as Lender or its counsel may require in their reasonable discretion, including, without limitation, estoppel certificates from Ditech.

(aa) Funds in the Construction Reserve Account may only be used for completion of the Specified Improvements, and funds in the Shell Completion Reserve Account may only be used for the Shell Work.

**Section 4.3. Final Disbursements**. At such time as Completion of Construction shall have occurred with respect to all of the Specified Improvements, and at such time as Shell Completion shall have occurred with respect to the Shell Work, as applicable, Borrower shall submit to Lender a final request for disbursement from the Construction Reserve Account or Shell Completion Reserve Account, as applicable, in an amount not to exceed the amount of the direct costs shown on the Project Budget for the Construction Work or Shell Work, as applicable, less the aggregate amount of all previous disbursements made by Lender for such purposes. The final request for disbursement shall include, in addition to the items required under Section 4.2, the following:

(a) A certificate from the Architect that the Specified Improvements or Shell Work, as applicable, have been substantially completed in accordance with the Plans and Specifications.

(b) With respect to the Specified Improvements, a certificate of occupancy from all applicable governmental authorities for the Specified Improvements; provided, however, that if the jurisdiction where the Property is located does not issue certificates of occupancy, Borrower must provide a letter from the appropriate governmental authority that certificates of occupancy are not issued in said jurisdiction.

(c) Any other certificates, licenses and permits required by any applicable governmental authority for the use, occupancy, or operation of the Specified Improvements or Shell Work, as applicable.

(d) All fixtures, furniture, furnishings, equipment and other property contemplated under the Project Budget and Plans and Specifications to be incorporated into or installed in the Specified Improvements or Shell Work, as applicable, hall have been incorporated or installed free and clear of all liens and security interests other than the Permitted Encumbrances, except in favor of Lender.

(e) Borrower shall have furnished to Lender copies of all final waivers of lien and sworn statements from contractors, subcontractors and material suppliers and an affidavit from the General Contractor in accordance with the mechanic's lien law of the State where the Property is located or as otherwise established by Lender.

(f) An affidavit of Borrower stating that each person providing any material or performing any work in connection with the Specified Improvements or Shell Work, as applicable, has been paid in full or will be paid in full from the final disbursement and that all withholding taxes have been paid.

(g) Evidence that all insurance required under the terms of this Agreement, including "all risk" casualty insurance, is in full force and effect.

**Section 4.4. Retainage**. Lender shall require Escrow Agent to withhold from each disbursement (or in the case of the Shell Completion Reserve Account, Lender shall withhold from each disbursement) for any hard costs and stored materials an amount (the "**Retainage**") equal to five percent (5%) of each such requested disbursement, provided that no Retainage shall be required with respect to general conditions. With respect to the Construction Work, the Retainage shall be held until Completion of Construction, and with respect to the Shell Work, the Retainage shall be held until Shell Completion. Notwithstanding the foregoing, Lender may authorize the Escrow Agent to release, prior to Completion of Construction (or Lender may agree to release, prior to Shell Completion, as applicable), portions of the Retainage relating to a particular construction or materials contract as long as the items requested for release are set forth as a separate line item on the Project Budget and upon: (i) Borrower's written request, (ii) Lender's receipt of evidence of completion of the work to which such construction contract applies, and (iii) Lender's receipt of lien waivers and such other documentation as Lender may reasonably require relative to such release, all as determined in Lender's sole but good faith discretion.

**Section 4.5. <u>Disbursements from Construction Reserve Account</u>.** Disbursements from the Construction Reserve Account or the Shell Completion Reserve Account (or, as applicable, the Completion Reserve Account) may be authorized by Lender upon the written request of any person who has been authorized by Borrower to request such disbursements until such time as written notice of Borrower's revocation of such authority is received by Lender at the address shown herein. Borrower hereby designates Matthew G. Kaminski as Borrower's authorized representative for purposes of this Agreement and the other Loan Documents, and such person shall continue as Borrower's authorized representative until such time as Borrower shall duly authorize another person so to act on behalf of Borrower. Lender shall be entitled to act on the instructions of any person identifying himself or herself as the person authorized by Borrower, and Borrower shall be bound thereby in the same manner as if any such person were actually so authorized. Borrower shall indemnify, defend and hold Lender harmless from and against any and all liabilities, damages, costs and/or expenses arising out of or in any way connected with Lender's acceptance of or acting upon any instructions or directions from the person or persons so authorized. Lender shall have no obligation to authorize the release of any funds from the Construction Reserve Account or the Shell Completion Reserve Account (or, as applicable, the Completion Reserve Account) during any period that an Event of Default exists. Without limitation on the other restrictions on funding contained in this Agreement, (a) there shall not be more than one (1) disbursement in any calendar month from the Construction Reserve Account (or, as applicable, the Completion Reserve Account) and each such disbursement shall be in the minimum amount of $250,000.00 (or a lesser amount if the total amount of Construction Reserve Account funds is less than $250,000.00, in which case only one disbursement of the amount remaining in the account shall be made), and (b) there shall not be more than one (1) disbursement in any calendar month from the Shell Completion Reserve Account (or, as applicable, the Completion Reserve Account) and each such disbursement shall be in the minimum amount of $100,000.00 (or a lesser amount if the total amount of Shell Completion Reserve Account funds is less than $100,000.00, in which case only one disbursement of the amount remaining in the account shall be made). Funds in the Construction Reserve Account and the Shell Completion Reserve Account (and, as applicable, the Completion Reserve Account) shall be used only for the purposes and pursuant to the line item limitations set forth in the Project Budget. In addition, in connection with any such disbursement authorization by Lender, Borrower shall give to Lender an original or facsimile written request for disbursement in the form of <u>Exhibit C</u> attached hereto or such other form as is required by Lender in its sole discretion (together with all supporting documents and information required by Lender for draws), no later than 3:00 p.m. Eastern Standard Time or Eastern Daylight Time, as applicable, not less than five (5) Business Days prior to the proposed funding date of such disbursement (but such 5 Business Day period shall only commence to run after Borrower's full compliance with all conditions to such disbursement request as provided under this Agreement). Each such request shall be accompanied by an administrative fee in the amount of $1,000.00 per draw. Each such request for disbursement shall specify (i) Borrower's desired funding date (which shall be a Business Day), (ii) the amount of the proposed disbursement, (iii) the proposed use of such disbursement, (iv) a certification that each of the conditions to Lender's obligation to authorize the funding of such Construction Reserve Account funds or Shell Completion Reserve Account funds (or, as applicable, Completion Reserve Account funds) as set forth herein have been satisfied in all material respects, and (v) shall be accompanied by such additional documents and information relating to the proposed disbursement as Lender shall reasonably require.

**Section 4.6.** **Books and Records**. Whenever so requested by Lender, Borrower will promptly furnish Lender written evidence satisfactory to Lender that all monies theretofore advanced by Lender from the Construction Reserve Account or Shell Completion Reserve Account have actually been applied in payment of the cost of construction of the Construction Work or Shell Work, as applicable, and until such evidence is produced, at the option of Lender, no future or additional payments or disbursements need be made hereunder. Borrower shall segregate all of its records relating to the Loan and construction of the Construction Work and Shell Work and shall make those records available to Lender for inspection upon Lender's request during usual business hours.

**Section 4.7.** **In-Balance; Borrower's Additional Equity Contribution**. Borrower shall (a) at all times cause the undisbursed portion of the Construction Reserve Account (together with funds deposited by Ditech in a separate escrow account with Escrow Agent in accordance with the Ditech Lease) to be equal to or greater than the amount which Lender from time to time determines necessary, in its sole but good faith discretion, to pay, through completion, all costs to complete all Construction Work required to be completed under the Project Budget, and (b) at all times cause the undisbursed portion of the Shell Completion Reserve Account to be equal to or greater than the amount which Lender from time to time determines necessary, in its sole but good faith discretion, to pay, through completion, all costs to complete all Shell Work required to be completed under the Project Budget (the foregoing requirements described in this Section 4.7, collectively, the requirement to cause the Loan to be "**In-Balance**"). If Lender determines at any time that the undisbursed portion of the Construction Reserve Account (together with funds deposited by Ditech in a separate escrow account with Escrow Agent in accordance with the Ditech Lease) is insufficient to pay, through completion, all costs to complete all Construction Work required to be completed under the Project Budget, or that the undisbursed portion of the Shell Completion Reserve Account is insufficient to pay, through completion, all costs to complete all Shell Work required to be completed under the Project Budget, then Borrower shall deposit the amount of such deficiency (such amounts being referred to herein as "**Borrower's Additional Equity Contribution**") in unborrowed (at any level, whether by Borrower or an Affiliate) cash funds into the Completion Reserve Account, within ten (10) days of Lender's written demand and, notwithstanding anything to the contrary in this Agreement, Lender shall not be required to authorize the disbursement of any amounts from the Construction Reserve Account or Shell Completion Reserve Account until Borrower deposits the applicable amount of such deficiency into the Completion Reserve Account. Any funds deposited in the Completion Reserve Account accordance with this Section shall be used for payment of the Construction Work or Shell Work, as applicable, in accordance with this Agreement prior to any other Construction Reserve Account funds or Shell Completion Reserve Account funds, as applicable, being released for payment of such costs. Notwithstanding anything to the contrary contained in this Agreement, no payments or amounts made, disbursed or otherwise funded by Borrower for which Borrower has received or will receive reimbursement by Lender shall count towards Borrower's Additional Equity Contribution obligations.

**Section 4.8.** **No Lender Liability**. Any and all inspections, reviews and approvals of the work made by Lender or its agents, employees and/or representatives shall be solely for Lender's own information and shall not be deemed to have been made for or on account of Borrower or any other party; and Borrower hereby specifically relieves Lender, its agents, employees and

representatives of any and all liability or responsibility relating in any way whatsoever to (a) the construction, repair or maintenance of the Specified Improvements or Shell Work, including, but not limited to, the work thereon, the material or labor supplied in connection therewith, and (b) any errors, inconsistencies or other defects in any approved plans and specifications. Lender shall not be responsible, liable or obligated to any contractors, subcontractors, suppliers, materialmen, laborers, architects, engineers, or to any other parties, for services or work performed, or for goods delivered by them or any of them, for the Property or employed directly or indirectly in the construction of the Specified Improvements or Shell Work, or for any debts or claims whatsoever accruing in favor of any such parties and against Borrower or others. It is distinctly understood and expressly agreed that Borrower is not and shall not be an agent of Lender for any purpose whatsoever.

**Section 4.9. Delivery of Documents**. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article shall be delivered to Lender and shall be in form and substance satisfactory in all respects to Lender.

## ARTICLE V

## REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

**Section 5.1. Existence; Power**. Borrower (i) is duly organized, validly existing and in good standing as a limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required.

**Section 5.2. Organizational Power; Authorization**. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational, and if required, member, action. This Agreement has been duly executed and delivered by Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

**Section 5.3. Governmental Approvals; No Conflicts**. To the knowledge of Borrower, the execution, delivery and performance by Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, (b) will not violate any Applicable Law or the charter, by-laws or other organizational documents of Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on Borrower or any of its assets or give rise to a right thereunder to require any payment to be made by Borrower and (d) will not

result in the creation or imposition of any Lien on any asset of Borrower, except Liens (if any) created under the Loan Documents.

**Section 5.4. Financial Information**. To the knowledge of Borrower, all financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower (if any), Guarantor and the Property: (i) were true, complete and correct in all material respects when delivered, and remain true and correct in all material respects as of the Closing Date, (ii) accurately represent the financial condition of Guarantor and the Property as of the date of such reports, and (iii) have been prepared in accordance with standard accounting methods acceptable to Lender in its reasonable discretion, consistently applied. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, except as referred to or reflected in said financial statements covering the relevant period. Guarantor has no contingent liabilities, liabilities for taxes or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Guarantor, except as referred to or reflected in said financial statements covering the relevant period.

**Section 5.5. Litigation**. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document. Borrower is not contemplating either the filing of a petition by it under any Debtor Relief Law or the liquidation of all or a major portion of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

**Section 5.6. Compliance with Laws and Agreements**. To the knowledge of Borrower, Borrower and the Property are in compliance with (a) all Applicable Laws, judgments, decrees and orders of any Governmental Authority, including without limitation all Environmental Laws, in all material respects, and (b) all indentures, agreements, Leases, or other instruments binding upon it or them, except, in the case of this clause (b), where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

**Section 5.7. Investment Company Act, Etc.** Borrower is not (a) an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

**Section 5.8. Taxes.** Borrower has timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Borrower in respect of

such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

**Section 5.9. Defaults.** Borrower represents and warrants that no Default or Event of Default has occurred and is continuing.

**Section 5.10. Margin Regulations**. None of the proceeds of the Loan will be used, directly or indirectly, for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock".

**Section 5.11. ERISA**. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

**Section 5.12. Disclosure**. To Borrower's knowledge, no statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which is reasonably likely to result in a Material Adverse Effect, as far as Borrower can reasonably foresee.

**Section 5.13. Labor Relations**. There are no strikes, lockouts or other material labor disputes or grievances against Borrower, or, to Borrower's knowledge, threatened against or affecting Borrower, and no significant unfair labor practice, charges or grievances are pending against Borrower, or to Borrower's knowledge, threatened against it before any Governmental Authority. All payments due from Borrower pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

**Section 5.14. No Subsidiaries**. Borrower does not have any Subsidiaries.

**Section 5.15. Insolvency**. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and

immediately following the making of the Loan, will be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).

**Section 5.16. Single Purpose Entity**. Until the Obligations have been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a single purpose entity as described in Section 6.17 hereof.

**Section 5.17. Other Agreements**. To the knowledge of Borrower, Borrower is not a party to any agreement or instrument or subject to any court order, injunction, permit or restriction which might reasonably be expected to have a Material Adverse Effect on the Property or the business, properties, assets, operations or condition (financial or otherwise) of Borrower. To the knowledge of Borrower, Borrower is not in violation of any agreement, which violation would have a Material Adverse Effect on the Property, Borrower, or Borrower's business, properties, assets, operations or condition (financial or otherwise).

**Section 5.18. OFAC**. The Loan Parties, their Subsidiaries and Affiliates and their respective directors, officers and employees and to the knowledge of the Loan Parties, their agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Loan Parties, any Subsidiary or Affiliate thereof or any of their respective directors, officers or employees, or (b) to the knowledge of the Loan Parties, any agent of the Loan Parties or any Subsidiary or Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

**Section 5.19. Patriot Act.** Neither any Loan Party nor any of its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of Executive Order 13224 of the President of the United States or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

**Section 5.20. Brokerage**. Borrower has not dealt with any brokers or "finders" in connection with the Loan and no brokerage or "finders" fees or commissions are payable by or to any Person, in connection with the Loan other than Mad Capital Company.

**Section 5.21. Leases**. Borrower represents and warrants to Lender with respect to the Leases that as of the date hereof: (a) the Property is not subject to any Leases other than the

Leases described on Schedule 5.21, (b) the Leases are in full force and effect, there are no defaults thereunder by either party, and Borrower has not received any notice of termination with respect to any such Leases, (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security deposits) has been paid more than one month in advance of its due date, (e) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and Applicable Law, (f) to Borrower's knowledge, each Tenant under a Lease is free from bankruptcy or reorganization proceedings, (g) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower or Guarantor, (h) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, except as has been previously disclosed to Lender in writing or as otherwise set forth on Schedule 5.21, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing, (i) Borrower has not assigned or pledged any of the Leases, the rents thereunder or any interest therein except to Lender, (j) no Tenant or other Person has any option, right of first refusal or offer or any other similar right to purchase all or any portion of, or interest in, the Property, (k) no Tenant has the right to terminate its Lease prior to the expiration of the stated term thereof except to the extent contained in the Lease, (l) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, and (m) all existing Leases are subordinate to the Security Instrument and provide that the Tenant thereunder shall attorn to Lender and any purchaser at a foreclosure sale.

**Section 5.22. Property Specific Representations.**

(a) *Title.* Borrower has good, marketable, insurable and indefeasible fee simple title to the Property, subject to no liens or other encumbrances except Permitted Encumbrances, and to Borrower's knowledge, there are no defaults by Borrower under any of the Permitted Encumbrances, which violation might reasonably be expected to have a Material Adverse Effect on the Property, Borrower or Borrower's business, properties, assets, operations or condition (financial or otherwise).

(b) *Separate Tax Parcel; Special Assessments.* The Property is comprised of one (1) or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. Except as disclosed in the commitment for title insurance delivered to Lender in connection with the Loan, there are no pending or, to Borrower's knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Property.

(c) *Condemnation.* No condemnation or other proceeding has been commenced or, to Borrower's knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(d) *Violations; Compliance.* To Borrower's knowledge, Borrower and the Property and the use thereof comply in all material respects with all Applicable Law, including parking, building and zoning and land use laws, ordinances, regulations and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might have a Material Adverse Effect. There has not been

committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower's Obligations under any of the Loan Documents. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

(e) *Access; Easements; Utilities.* All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

(f) *Transfer and Mortgage Taxes.* All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under Applicable Law in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under Applicable Law in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith.

(g) *Purchase Options.* There are no outstanding options to purchase, rights of first refusal to purchase or rights of first offer to purchase affecting any part of the Property.

(h) *Other Liens.* Borrower represents and warrants that except as otherwise provided in the Loan Documents or the Construction Contract, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a Lien on the Property.

# ARTICLE VI

## AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:

**Section 6.1.** **Notices of Material Events**. Borrower will furnish to Lender written notice promptly and within a reasonable amount of time of Borrower becoming aware of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Borrower, affecting Borrower which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which Borrower (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives written notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that could reasonably be expected to result in liability of Borrower;

(e) any other development that is reasonably likely to result in a Material Adverse Effect; and

(f) any notice of default delivered to or by Borrower with respect to the Construction Contract or the Ditech Lease.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

**Section 6.2.** **Existence; Conduct of Business**. Borrower will do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted.

**Section 6.3.** **Compliance with Laws, Etc.** Borrower will comply in all material respects with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and the Property. The Loan Parties will maintain in effect and enforce policies and

procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

**Section 6.4. Payment of Obligations.** Borrower will pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

**Section 6.5. Insurance, Casualty and Condemnation.**

(a) Borrower shall maintain insurance in accordance with the requirements of Schedule 6.5 and shall comply with the terms and conditions of Schedule 6.5 with respect to casualty and condemnation and the other matters addressed therein.

(b) Borrower will take all actions required under the Flood Insurance Laws and/or requested by Lender to assist in ensuring that Lender is in compliance with the Flood Insurance Laws applicable to the Collateral, including providing Lender with the address of all improvements and other structures on the Property, and, to the extent required, obtaining flood insurance for such improvements, property, structures and contents (or applicable portion thereof) prior to such assets becoming Collateral (if applicable at such time), and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Insurance Laws.

**Section 6.6. Taxes; Charges**. Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any and all Taxes that may become a Lien upon the Property or become payable during the term of the Loan ("**Charges**"), and will promptly furnish Lender with evidence of such payment. Borrower shall not suffer or permit the joint assessment of the Property with any other real property constituting a separate tax lot or with any other real or personal property. Provided, however, that Borrower may contest the validity of such Charges so long as (i) Borrower notifies Lender that it intends to contest such claim or demand, (ii) Borrower provides Lender with an indemnity, bond or other security (including any reserve account established by Borrower) reasonably satisfactory to Lender (including an endorsement to the Title Insurance Policy insuring against such Charge) or otherwise in accordance with Applicable Laws against such Charge, including interest and penalties, (iii) Borrower shall promptly upon final determination thereof pay the amount of any such Charge, together with all costs, interest and penalties which may be payable in connection therewith, (iv) such proceeding shall suspend the collection of such contested Charge from the Property, and (v) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth ($10^{th}$) day preceding the date on which the Property is scheduled to be sold for non-payment.

**Section 6.7. Taxes on Security**. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes

imposed on Lender. If there shall be enacted any law (1) deducting the Loan from the value of the Property for the purpose of taxation, (2) affecting any Lien on the Property, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be due and payable on a date not less than one hundred twenty (120) days after the delivery of notice thereof to Borrower.

**Section 6.8.** **Books and Records**. Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the financial statements of Borrower as required by this Agreement.

**Section 6.9.** **Visitation and Inspection.** Borrower will permit any representative of Lender to visit and inspect the Property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as Lender may reasonably request after reasonable prior notice to Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required.

**Section 6.10.** **Maintenance of Property**. Borrower will observe and comply in all material respects with all Applicable Laws applicable to the ownership, use and operation of the Property. Borrower shall maintain the Property in good condition (ordinary wear and tear excepted) and promptly repair any damage or casualty thereto. Borrower shall permit Lender and its representatives and employees, upon reasonable prior notice to Borrower, to enter upon and inspect the Property and conduct such environmental and engineering studies as Lender may require; provided, that such inspections and studies do not materially interfere with the use and operation of the Property or the rights of Tenants. Except during the occurrence and continuance of an Event of Default, invasive testing shall require the reasonable approval of Borrower. Borrower agrees to maintain the Property in strict compliance with the O&M Plan. Compliance includes the proper preparation and maintenance of all records, papers and forms required by the O&M Plan.

**Section 6.11.** **Leasing.** Any Major Lease executed after the date hereof, and any amendment, modification or termination of any existing Major Leases, shall require the prior written consent of Lender. Upon request, Borrower shall furnish Lender with true, correct and complete executed copies of all Leases, amendments thereof and any related agreements. All proposed Leases shall be on commercially reasonable market rate terms and shall not contain any terms which would materially affect Lender's rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instrument and the Lien created thereby and that the tenant thereunder agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower (a) shall observe and perform in all material respects the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value

of the Property involved, except that Borrower shall not terminate or accept the of surrender by a tenant of, any Lease unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; *provided, however*, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender or unless such termination or surrender is specifically provided for in the Lease; (c) shall not collect any of the rents more than one (1) month in advance (other than security deposits required pursuant to such Lease); (d) shall not execute any other assignment of lessor's interest in the Leases or the rents (except as contemplated by the Loan Documents); (e) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (f) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Borrower shall not enter any new Lease that would violate any exclusive use or other restrictions contained in any existing Leases, or amend or modify any existing Lease to permit any use or occupancy that would violate any exclusive use or other restrictions contained in any existing Lease. With respect to any Lease, or any amendment, modification or termination of any existing Leases, requiring Lender's approval hereunder: (1) Borrower may deliver to Lender a written request (the "**First Notice**") marked in bold lettering with the following: "LENDER'S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER" and the envelope must contain writing marked "PRIORITY" in bold letters and all information reasonably required by Lender in connection with Lender's review of such lease (the "**Lease Documentation**"); and (2) if Lender fails to respond to the First Notice within ten (10) Business Days of the receipt thereof and the receipt of the First Notice and the Lease Documentation, Borrower shall send Lender a second written request (the "**Second Notice**") marked with the aforementioned bold lettering and marked "PRIORITY." Lender's failure to respond to Borrower within ten (10) Business Days of receipt of the Second Notice shall be deemed Lender's approval of such lease, as aforesaid.

**Section 6.12. Mechanic's Liens and Stop Notices**. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a mechanic's or materialman's or similar Lien and/or notice of pendency of action (each, a "**Mechanic's Lien**") being filed or recorded against Property or the assertion of a stop notice or similar claim ("**Stop Notice**") against Loan proceeds, and shall defend, indemnify and hold Lender harmless from all Mechanic's Liens and Stop Notices. If any Mechanic's Liens are filed, recorded or otherwise asserted against any portion of the Property, or if any such Stop Notices are asserted against Loan proceeds, Borrower shall, within ten (10) days of written demand, discharge or cause to be discharged such Mechanic's Lien and/or Stop Notice, and shall promptly obtain the dismissal of any proceedings for the enforcement thereof. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, Borrower may contest in good faith the validity of any Mechanic's Lien or Stop Notice so long as (1) Borrower notifies Lender that it intends to contest such Mechanic's Lien or Stop Notice, (2) Borrower provides Lender with either (i) an endorsement to the Title Insurance Policy (insuring against such Mechanic's Lien and/or Stop Notice), (ii) a release bond or (iii) other security, in each case in such form and amount as are reasonably satisfactory to Lender, including Lender's estimate of interest, penalties and attorneys' fees, (3) such proceeding shall suspend the collection of such contested claim from the Property, (4) Borrower is diligently contesting the same by appropriate legal proceedings in good faith, at its own expense, and on its own behalf and on behalf of Lender and concludes such contest prior to the tenth (10th)

day preceding the date on which the Property is scheduled to be sold for non-payment, and (5) Borrower timely pays any award, judgment or settlement in favor of such Mechanic's Lien or Stop Notice claimant.

**Section 6.13. Appraisal.** Upon the written request of Lender, Borrower shall assist Lender with obtaining a new or updated Appraisal. Borrower shall only be obligated to pay the cost of such a new or updated Appraisal once in any twelve (12) month period, unless an Event of Default has occurred and is continuing, in which case Borrower shall pay the cost of any and all new and updated Appraisals obtained by Lender. Lender shall provide a copy of any new or updated Appraisal to Borrower only if Borrower covered the cost of such new or updated Appraisal.

**Section 6.14. Representations and Warranties.** Borrower will cause all representations and warranties to remain true and correct in all material respects at all times while any portion of the Loan remains outstanding.

**Section 6.15. Estoppel Certificates.** Borrower, within ten (10) days after request, shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request. Notwithstanding the foregoing, in no event shall Lender be permitted to ask Borrower for such written statement more than once per calendar year.

**Section 6.16. Further Assurances.** Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Security Instruments and other documents), which may be required under any Applicable Law, or which Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Loan Documents or the validity or priority of any such Lien, all at the expense of Borrower; provided that such documents and acts shall not materially increase the obligations or materially decrease the rights of such Loan Parties. Borrower also agrees to provide to Lender, from time to time upon request, evidence reasonably satisfactory to Lender as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

**Section 6.17. Single Purpose Entity.** Borrower covenants and agrees that its organizational documents shall provide that it has not since its date of formation, and shall not:

(a) engage in any business or activity other than the acquisition, development, ownership, disposition, operation, leasing, managing and maintenance of the Property, and entering into the Loan Documents, and activities incidental thereto;

(b) acquire or own any material assets other than (i) the Property, and (ii) such incidental personal property as may be necessary for the ownership or operation of the Property;

(c) merge into or consolidate with any Person or, to the fullest extent permitted by Applicable Law, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d) own any Subsidiary or make any investment in, any Person without the prior written consent of Lender;

(e) commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person or fail to use its own separate telephone number, invoices and checks;

(f) incur any Indebtedness or Guarantees, other than (1) the Obligations, (2) Permitted Indebtedness, and (3) Indebtedness or Guarantees incurred prior to the Closing Date which have been satisfied and released in full on or before the Closing Date;

(g) (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Borrower, the Affiliates of a member, general partner or principal of Borrower and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements except Borrower may maintain consolidated financial statements and file consolidated tax returns;

(h) enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is reasonably acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (h) following this parenthetical), except upon terms and conditions that are commercially reasonable, fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower;

(i) fail to correct any known misunderstandings regarding the separate identity of Borrower, or any member, general partner, principal or Affiliate thereof or any other Person;

(j) guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person;

(k) make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower or any member, general partner, or Affiliate thereof;

(l) fail to file its own tax returns or be included on the tax returns of any other Person except as required by Applicable Law or to the extent it is a “disregarded entity” for tax purposes;

(m) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person and not as a division or part of any other entity or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or any member, general partner, principal or Affiliate thereof);

(n) provided that the Property generates sufficient operating income to cause the same, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, however, that none of the foregoing provisions of this paragraph (n) shall require any shareholder, partner or member of such entity or Persons, as applicable, to make additional capital contributions or loans to the entity;

(o) share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower, (ii) any Affiliate of a general partner, principal or member of Borrower, or (iii) any other Person;

(p) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(q) pledge its assets for the benefit of any other Person, other than with respect to the Loan;

(r) fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(s) fail to hold its assets in its own name;

(t) fail to consider the interests of its creditors in connection with all corporate, limited liability company, limited partnership or trust, as applicable, actions to the extent permitted by Applicable Law; and

(u) have any of its obligations guaranteed by an Affiliate, other than with respect to the Loan.

**Section 6.18. <u>Delivery of Contracts</u>.** Borrower will deliver to Lender a copy of each Contract promptly after the execution of same by all parties thereto. Within twenty (20) days after a request by Lender, Borrower shall prepare and deliver to Lender a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist and other information specified by Lender with respect to each of such Contracts, together with a copy thereof (if so requested by Lender).

**Section 6.19. <u>Interest Reserve Account</u>.**

(a) On the Closing Date, the Interest Reserve Funds shall be deposited with Lender into a bank account held and controlled by Lender (the "**Interest Reserve Account**"), which Interest Reserve Account is being established with or for the benefit of Lender for the purpose of holding the Interest Reserve Funds (and any replenishments thereof) deposited therein pursuant to the terms, provisions, covenants and conditions of this Agreement. The Interest Reserve Account shall be a custodial account established by and with Lender and shall not constitute a trust fund. At Lender's option, funds deposited into the Interest Reserve Account may be commingled with other money held by Lender. Borrower acknowledges and agrees that funds in the Interest Reserve Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof and that the funds therein shall not earn interest. Borrower shall not have the right to make any independent withdrawals from the Interest Reserve Account. The funds in Interest Reserve Account shall, for purposes of interest calculation, be deemed disbursed to Borrower as of the Closing Date.

(b) On each Payment Date, the Interest Reserve Funds shall be applied by Lender to pay the monthly installment of interest due on each such Payment Date, which disbursement shall automatically be applied by Lender on each such Payment Date, provided that no Event of Default exists and remains uncured. If there shall be insufficient funds in the Interest Reserve Account, Borrower shall nonetheless have the obligation to make all payments of monthly interest to Lender, and depletion of the Interest Reserve Account shall not release Borrower from any of Borrower's obligations under the Loan Documents, including, without limitation, payment of all accrued and due interest then due and payable.

**Section 6.20. Tax and Insurance Reserve Account.**

(a) Tax and Insurance Reserve Funds (if required to be deposited in accordance with Section 3.10 of the Security Instrument) shall be deposited with Lender into a bank account held and controlled by Lender (the "**Tax and Insurance Reserve Account**"). The Tax and Insurance Reserve Account is being established with or for the benefit of Lender for the purpose of holding the Tax and Insurance Reserve Funds (and any replenishments thereof) deposited therein pursuant to the terms, provisions, covenants and conditions of this Agreement and the Security Instrument. The Tax and Insurance Reserve Account shall be a custodial account established by and with Lender and shall not constitute a trust fund. At Lender's option, funds deposited into the Tax and Insurance Reserve Account may be commingled with other money held by Lender. Borrower acknowledges and agrees that funds in the Tax and Insurance Reserve Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof and that the funds therein shall not earn interest. Borrower shall not have the right to make any independent withdrawals from the Tax and Insurance Reserve Account.

(b) If Lender at any time determines in its sole but good faith discretion that the amount in the Tax and Insurance Reserve Account is insufficient for the payment in full of such taxes, assessments, levies and/or insurance premiums, Lender shall notify Borrower of the increased amounts required to pay all amounts due, whereupon Borrower shall pay to Lender within fifteen (15) days thereafter the additional amount as stated in Lender's notice. If there shall be insufficient funds in the Tax and Insurance Reserve Account, Borrower shall nonetheless have the obligation to make all payments of taxes, assessments, levies and/or insurance premiums, and depletion of the Tax

and Insurance Reserve Account shall not release Borrower from any of Borrower's obligations under the Loan Documents, including, without limitation, payment of all taxes, assessments, levies and/or insurance premiums.

**Section 6.21. Rollover Reserve Account.**

(a) On the Closing Date, the Rollover Reserve Funds shall be deposited with Lender into a bank account held and controlled by Lender (the "**Rollover Reserve Account**"), which Rollover Reserve Account is being established with or for the benefit of Lender for the purpose of holding the Rollover Reserve Funds deposited therein pursuant to the terms, provisions, covenants and conditions of this Agreement. The Rollover Reserve Account shall be a custodial account established by and with Lender and shall not constitute a trust fund. At Lender's option, funds deposited into the Rollover Reserve Account may be commingled with other money held by Lender. Borrower acknowledges and agrees that funds in the Rollover Reserve Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof and that the funds therein shall not earn interest. Borrower shall not have the right to make any independent withdrawals from the Rollover Reserve Account. The funds in the Rollover Reserve Account shall, for purposes of interest calculation, be deemed disbursed to Borrower as of the Closing Date.

(b) Lender shall disburse Rollover Reserve Funds to Borrower out of the Rollover Reserve Account provided (a) such disbursement is for an Approved Leasing Expense, (b) Lender shall have reviewed and approved the applicable Lease, and (c) Borrower shall have satisfied each of the Rollover Reserve Disbursement Conditions with respect to each such disbursement. Lender shall not be required to disburse Rollover Reserve Funds more frequently than once each calendar month, and each disbursement of Rollover Reserve Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). In no event shall Borrower be entitled to disbursements from the Rollover Reserve Account to pay for any Specified Improvements or to fund any Borrower's Additional Equity Contribution required hereunder.

**Section 6.22. Completion Reserve Account.** If any Borrower's Additional Equity Contribution is required hereunder, such shall be deposited with Lender into a bank account held and controlled by Lender (the "**Completion Reserve Account**"), which Completion Reserve Account is being established with or for the benefit of Lender for the purpose of holding the funds deposited therein pursuant to the terms, provisions, covenants and conditions of this Agreement. The Completion Reserve Account shall be a custodial account established by and with Lender and shall not constitute a trust fund. At Lender's option, funds deposited into the Completion Reserve Account may be commingled with other money held by Lender. Borrower acknowledges and agrees that funds in the Completion Reserve Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof and that the funds therein shall not earn interest. Borrower shall not have the right to make any independent withdrawals from the Completion Reserve Account. Funds in the Completion Reserve Account shall be disbursed in accordance with Article IV hereof.

**Section 6.23. Shell Completion Reserve Account.** On the Closing Date, the Shell Completion Reserve Funds shall be deposited with Lender into a bank account held and controlled by Lender (the "**Shell Completion Reserve Account**"), which Shell Completion Reserve Account is being established with or for the benefit of Lender for the purpose of holding the Shell Completion Reserve Funds deposited therein pursuant to the terms, provisions, covenants and conditions of this Agreement. The Shell Completion Reserve Account shall be a custodial account established by and with Lender and shall not constitute a trust fund. At Lender's option, funds deposited into the Shell Completion Reserve Account may be commingled with other money held by Lender. Borrower acknowledges and agrees that funds in the Shell Completion Reserve Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof and that the funds therein shall not earn interest. Borrower shall not have the right to make any independent withdrawals from the Shell Completion Reserve Account. The funds in the Shell Completion Reserve Account shall, for purposes of interest calculation, be deemed disbursed to Borrower as of the Closing Date. Funds in the Shell Completion Reserve Account shall be released to Borrower in accordance with Article IV hereof to pay the costs of the Shell Work incurred from and after the Closing Date.

**Section 6.24. Basement Repair Reserve Account.**

(a) On the Closing Date, the Basement Repair Reserve Funds shall be deposited with Lender into a bank account held and controlled by Lender (the "**Basement Repair Reserve Account**"), which Basement Repair Reserve Account is being established with or for the benefit of Lender for the purpose of holding the Basement Repair Reserve Funds deposited therein pursuant to the terms, provisions, covenants and conditions of this Agreement. The Basement Repair Reserve Account shall be a custodial account established by and with Lender and shall not constitute a trust fund. At Lender's option, funds deposited into the Basement Repair Reserve Account may be commingled with other money held by Lender. Borrower acknowledges and agrees that funds in the Basement Repair Reserve Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof and that the funds therein shall not earn interest. Borrower shall not have the right to make any independent withdrawals from the Basement Repair Reserve Account. The funds in the Basement Repair Reserve Account shall, for purposes of interest calculation, be deemed disbursed to Borrower as of the Closing Date.

(b) If Borrower is required to complete the Basement Repairs by any Governmental Authority or Applicable Law, as reasonably determined by Lender, then (x) Borrower shall promptly proceed with the same in accordance with the requirements of such Governmental Authority or Applicable Law, and (y) Borrower shall be entitled to receive disbursement of funds from the Basement Repair Reserve Account, provided that no Event of Default has previously occurred and remains uncured, from time to time during the term of the Loan to pay the costs of completing such Basement Repairs. In each and every case, Borrower's request for each such disbursement must be in writing and received by Lender at least ten (10) days prior to the requested disbursement date for the payment of any such Basement Repair costs. In connection with each such disbursement request, Borrower shall also have delivered concurrently to Lender copies of the applicable bills, invoices, receipts and other documentation reasonably required by Lender in order to establish that the costs are reasonable, that the work relating thereto has been completed (or, if acceptable to Lender, will be completed upon payment of funds), and that such amounts are then due

or have been paid. If there shall be insufficient funds in the Basement Repair Reserve Account, Borrower shall nonetheless have the obligation to complete the Basement Repairs as required hereunder, and depletion of the Basement Repair Reserve Account shall not release Borrower from any of Borrower's obligations under the Loan Documents with respect thereto.

**Section 6.25.** **Reserves**. Borrower hereby pledges and assigns to Lender, and grants to Lender, a first priority security interest in, all funds at any time on deposit in the Reserves, and all other accounts, if any, of Borrower maintained with Lender as additional Collateral for the Loan. Borrower will take, or authorizes Lender to take, all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Reserves, including, without limitation, filing UCC-1 financing statements and continuations thereof. All monies now or hereafter deposited into the Reserves shall be deemed additional security for the Loan. Borrower shall not, further pledge, assign or grant any security interest in the Reserves, or permit any Lien to attach thereto, except a Permitted Encumbrance. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the Uniform Commercial Code. Borrower and Lender further agree that it is the intent of the parties that this Agreement is an authenticated record evidencing Lender's "control" of the Reserves (within the meaning of Section 9-104 of the Uniform Commercial Code). Without limitation of the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to apply the funds in the Reserves to one or more of the following items, in Lender's sole discretion, (i) to reduce the outstanding principal balance of the Loan, (ii) to pay debt service, fees and costs due under the Loan Documents, and (iii) to the payment of real estate taxes and/or insurance premiums for the Property; provided, however, that Borrower shall remain liable at all times for all of the foregoing payment obligations, regardless of whether there are sufficient funds therefor in the Reserves.

**Section 6.26.** **Certain Tax Related Matters**. Borrower shall use commercially reasonable efforts to ensure the interest payable hereunder shall qualify as "portfolio interest" of a non-US person within the meaning of Section 871(h) and 881(c) of the Code, and it will not undertake any actions that may prejudice this treatment and therefore the interest payable hereunder shall not be subject to any United States withholding requirements, assuming relevant and necessary tax documents are provided upon request.

## ARTICLE VII
## FINANCIAL COVENANTS AND REPORTING

**Section 7.1.** **Financial Statements and Other Information**. Borrower will deliver to Lender:

(a) as soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, a copy of the rent roll with complete copies of all Leases entered into by Borrower during such fiscal quarter, any notice received during such fiscal quarter by Borrower from a Tenant regarding an alleged default by Borrower that remains uncured, and a receivables aging in sufficient detail;

(b) as soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, a balance sheet of Borrower, and an operating statement for the Property on a year-to-date basis, all certified by Borrower;

(c) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a detailed operating budget for the next fiscal year forecasting revenue, operating costs and capital expenses for the Property, which operating budget shall be subject to the approval of Lender;

(d) within thirty (30) days after the date of filing, the federal and state income tax returns for Borrower for the year in question as well as any requests for extensions filed in connection therewith;

(e) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, financial statements for Borrower for the fiscal year then ended, including, but not limited to a balance sheet, income statement, statement of cash flows, and notes to financial statements; and

(f) such other reports, data, information and certificates as Lender may reasonably request with respect to Borrower and the Property.

## ARTICLE VIII

## NEGATIVE COVENANTS

Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:

**Section 8.1.** **Due on Sale and Encumbrance; Transfers of Interests**. Without the prior written consent of Lender, which may be withheld in its sole discretion, the Loan shall become due and payable upon the occurrence of any Transfer (as defined below), except for Permitted Encumbrances. Without limiting the foregoing, without the prior written consent of Lender:

(a) neither Borrower nor any other Person having a legal or beneficial ownership or economic interest in Borrower shall: (i) Transfer, directly or indirectly, any interest in the Property or any part thereof, any Collateral or any other asset of Borrower, or mortgage, pledge or assign any other asset of Borrower, except for Permitted Encumbrances; (ii) further encumber, alienate, grant a lien or grant any other interest in the Property or any part thereof, whether voluntarily or involuntarily, except for Permitted Encumbrances; (iii) enter into any easement or other agreement granting rights in, or restricting the use or development of, the Property, except for Permitted Encumbrances; or (iv) permit any partition of the Property;

(b) neither Borrower nor any other Person having a beneficial ownership or economic interest in Borrower shall Transfer, directly or indirectly, any ownership or economic interest in Borrower, or encumber, alienate, grant a lien or grant any other interest in any ownership or economic interest in Borrower, whether voluntarily or involuntarily; and

(c) no new general partner, limited partner, manager or member having the ability to control the affairs of Borrower shall be admitted to or created in Borrower (nor shall any existing general partner, controlling limited partner, manager, managing member or controlling member withdraw from Borrower), and no change in Borrower's organizational documents relating

to control over Borrower and/or the Property shall be effected that would have the effect of changing the control, direct or indirect, of Borrower.

As used in this Section, the term "**Transfer**" shall include the sale, transfer, conveyance, mortgage, pledge or assignment of (i) the Property or any part thereof, or any direct legal or beneficial interest therein; or (ii) any ownership interest in Borrower, or any direct or indirect owner of Borrower, direct or indirect, legal or equitable. In connection with any Transfer that is permitted hereunder, Borrower and any transferee shall cooperate and comply (at Borrower's or such transferee's expense) with all necessary "know your customer" or other similar checks under all Applicable Laws applicable to Lender. The term "**Transfer**" shall not include (i) leasing of space within the Property, so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; nor (ii) transfers of indirect ownership interests in Borrower, so long as a Change of Control does not occur (provided, however, that even with respect to a Transfer that does not result in a Change of Control: (1) Borrower shall provide Lender with prompt written notice of any such Transfer; and (2) any Person acquiring a direct or indirect ownership interest in Borrower of ten percent (10%) or more shall not be a Sanctioned Person and shall be subject to prior searches in that regard as may be conducted by Lender).

**Section 8.2. Limitation on Indebtedness**. Borrower (and each general partner in Borrower, if any) shall not, without the prior consent of Lender, incur any Indebtedness other than (a) the Loan, and (b) customary trade debt, account payables, financing for equipment, supplies and personal property or leasing commissions in the ordinary course of its business of owning and operating the Property, provided that such debt (i) is not evidenced by a note, (ii) is paid at least five (5) days prior to delinquency, and (iii) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances ("**Permitted Indebtedness**").

**Section 8.3. Liens.** Borrower will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens securing the Obligations; and

(b) Permitted Encumbrances.

**Section 8.4. Control; Management**. Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) execute a Property Management Agreement, (ii) upon execution of an approved Property Management Agreement, surrender, terminate or cancel the Property Management Agreement, or otherwise replace Property Manager, or enter into any other management agreement or leasing agreement with respect to the Property; (ii) reduce or consent to the reduction of the term of the Property Management Agreement; (iii) increase or consent to the increase of the amount of any charges under, or Borrower's obligations under, the Property Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Management Agreement in any material respect. The Property Manager (and any successor that may be approved by Lender) shall hold and maintain all necessary licenses, certifications and permits required by Applicable Law. If and as applicable, Borrower shall fully perform all of its covenants, agreements and obligations under the Property Management Agreement and shall cause the Property Manager to enter into a subordination of management

agreement reasonably acceptable to Lender upon execution of the Property Management Agreement. Without Lender's prior approval, no management fee payable to a Property Manager which is an Affiliate of Borrower may exceed four percent (4%) of actual operating revenues.

**Section 8.5. Transactions with Affiliates**. Without the prior written consent of Lender, Borrower shall not engage in any transaction affecting the Property with an Affiliate of Borrower, except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party.

**Section 8.6. Government Regulation**. Borrower will not (a) be or become subject at any time to any foreign asset control, anti-terrorism, money laundering or other similar law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by Lender at any time to enable Lender to verify the identity of the Loan Parties or to comply with any Applicable Law, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318. The Loan Parties will not, directly or indirectly, use the proceeds of the Loan or other extensions of credit hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan or other extensions of credit hereunder, whether as underwriter, advisor, investor, or otherwise). No part of the proceeds of the Loan or other extensions of credit hereunder will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of applicable Anti-Corruption Laws.

**Section 8.7. Limitations on Distributions**. Until the Loan is repaid and discharged in full, Borrower shall not distribute any money or other property to any partner or other direct or indirect owner of Borrower, whether in the form of earnings, income or other proceeds from the Property, nor shall Borrower repay any principal or interest on any loan or other advance made to Borrower by any partner or other direct or indirect owner of Borrower, nor shall Borrower loan or advance any funds to any such partner or other direct or indirect owner of Borrower (any of the foregoing, a "**Distribution**"). The foregoing shall not be deemed to prohibit the payment by Talon Real Estate Holding Corp. of a reasonable salary to Matthew G. Kaminski that has been approved by the board of directors of Talon Real Estate Holding Corp.

**Section 8.8. Impairment of Security**. Borrower shall take no action which shall impair in any manner the value of the Property or the validity, priority or security of the Security Instrument.

**Section 8.9. Conditional Sales**. Borrower shall not incorporate in the Property any property acquired under a conditional sales contract, or lease, or as to which the vendor retains title or a security interest, without the prior written consent of Lender.

**Section 8.10.** **<u>No Demolition or Major Alterations</u>**. Absent obtaining the prior written consent of Lender (which may be granted or withheld in Lender's reasonable discretion), Borrower shall not demolish all or any portion of the Improvements and shall not commence any Major Alterations or execute any contracts with respect thereto. Without limitation to the foregoing, it is expressly understood and agreed that Lender shall require, as part and parcel of its consideration for any consent to a Major Alteration, any plans or architectural drawings with respect to such proposed alteration, a cost budget with respect thereto, an approved construction budget, an approved general contractor, approved major subcontractors and verification that such proposed construction project shall not create a material hindrance to the ongoing operations or financial performance of the Property.

**Section 8.11.** **<u>Anti-Poaching</u>**. Borrower shall not and shall not permit Property Manager, any Guarantor or any Affiliate of Borrower, any Guarantor or Property Manager to, directly or indirectly, steer, switch, induce, solicit, poach or otherwise provide incentives to any customer, tenant, licensee, vendor or proposed customer, Tenant, licensee of the Property, to divert business or revenue away from the Property to any other property owned and/or operated by any Guarantor, Property Manager or Affiliate of Borrower, any Guarantor or Property Manager within a ten (10) mile radius of the Property.

## ARTICLE IX

## <u>EVENTS OF DEFAULT</u>

**Section 9.1.** **<u>Events of Default</u>**. The term "**<u>Event of Default</u>**", as used in this Agreement shall mean the occurrence or happening, from time to time, of any one or more of the following events upon the expiration of any applicable notice, grace and cures period set forth below:

(a) *Payment at Maturity.* Borrower shall fail to pay all outstanding Obligations on the Maturity Date.

(b) *Other Payment Defaults.* Borrower shall fail to pay (i) any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise, (ii) any property Taxes or Other Taxes when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days after written notice from Lender, or (iii) any interest on the Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days after written notice from Lender; provided however, the failure to make any payment of interest hereunder when due shall not be an Event of Default if (a) sufficient funds were then on deposit in the Interest Reserve Account to make payment in such amount, (b) Lender was obligated to apply such Interest Reserve Funds to pay such amount, and (c) Lender failed to apply such funds to such payment of interest in violation of this Agreement or the other Loan Documents.

(c) *Representations and Warranties.* Any representation or warranty made or deemed made by or on behalf of a Loan Party in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document

submitted to Lender by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted, provided however that if such false representation or warranty when made was not an intentional misrepresentation of false warranty and is susceptible of being cured, Borrower shall have the right to cure the underlying facts or circumstances that cause such representation or warranty to have been false within twenty (20) days after written notice from Lender.

(d) *Certain Covenants.* Borrower shall fail to observe or perform any covenant or agreement contained in (i) Section 6.1(b) or (c); provided that, such failure to notify Lender continues for more than thirty (30) days after written notice from Lender, (ii) Section 6.6 or Section 6.12 (subject to the contest rights provided therein), (iii) Section 6.17; provided that, if such breach was not intentional and was immaterial, Borrower shall have the right to cure the underlying facts or circumstances that caused such breach within ten (10) Business Days after written notice from Lender, (iv) Section 7.1, which breach fails to be remedied for a period of ten (10) Business Days after written notice from Lender, (v) and Article VIII; or any Guarantor shall fail to observe or perform any covenant or agreement contained in Section 5 of any Guaranty.

(e) *Compliance with Covenants.* Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or in any of the other Loan Documents (other than those referred to in the other subparagraphs of this Section 9.1), and the continuance of such failure for thirty (30) days (or such shorter period provided in any other Loan Document) after the earlier to occur of (i) Borrower's knowledge of such failure or (ii) written notice by Lender to Borrower; provided, however, that, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional period of time as is reasonably necessary to cure such failure if: (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within thirty (30) days; (3) Borrower is diligently undertaking to cure such default; and (4) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of Collateral as a result of such continuing failure; provided, however that such additional cure period shall not exceed thirty (30) days.

(f) *Insurance.* Borrower shall fail to maintain insurance as required under Section 6.5 of this Agreement.

(g) *Damage to Collateral.* There occurs any uninsured or inadequately insured damage in excess of $500,000 to or any uninsured or inadequately insured loss, theft or destruction in excess of $500,000 of any of the Improvements.

(h) *Voluntary Proceeding.* A Loan Party shall (i) commence a voluntary case or other Proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material

allegations of a petition filed against it in any such Proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing.

(i) *Involuntary Proceeding.* An involuntary Proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for a Loan Party or for a substantial part of its assets, and in any such case, such Proceeding or petition shall remain undismissed for a period of one hundred and twenty (120) days or an order or decree approving or ordering any of the foregoing shall be entered.

(j) *ERISA Event.* An ERISA Event shall have occurred that, in the reasonable opinion of Lender, when taken together with other ERISA Events that have occurred, is reasonably likely to result in a Material Adverse Effect.

(k) *Monetary Judgments.* Any judgment or order for the payment of money in excess of $250,000.00 in the aggregate shall be rendered against a Loan Party, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(l) *Non-Monetary Judgments.* Any non-monetary judgment or order shall be rendered against a Loan Party is reasonably likely to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(m) *Levy.* Any execution or attachment shall be levied against any of the Property, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

(n) *Other Indebtedness.* A Loan Party (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or a default shall occur under any other mortgage, deed to secure debt, deed of trust or security agreement conveying or encumbering the Property which is prior or subordinate to the lien of this Loan, including any Permitted Encumbrances.

(o) *Material Agreements.* Borrower shall enter into, or amend, modify or terminate, without Lender's prior written consent (in each case to the extent such consent is required hereunder), any Lease, the Property Management Agreement or the Construction Contract.

(p) *Borrower's Additional Equity Contribution.* Borrower fails to make Borrower's Additional Equity Contribution as required hereunder.

(q) *Construction Authorizations.* Borrower neglects, fails or refuses to keep in full force and effect any permit, approval or license issued with respect to the construction of the Specified Improvements, unless such permit, approval or license is not necessary for the construction of the Specified Improvements, or if any such permit, approval or license shall be revoked or suspended, or if any stop work order is issued against construction of the Specified Improvements or any material aspect thereof, and such suspension, revocation or order is not rescinded by the governmental agency having authority within sixty (60) days of the date issued;

(r) *Continuation of Construction.* If at any time construction of the Specified Improvements shall cease or be suspended for more than thirty (30) consecutive days, except for cessations or suspensions caused by fire, unavailability of labor or materials, casualty, unusual weather that is not reasonably anticipatable, or if, war, terrorist attacks, failure of power, acts of public enemies, riots, insurrections, civil commotion, governmental delays in permitting, action or inaction of governments affecting the work of construction of the Specified Improvements, or other unforeseeable causes beyond the reasonable control of Borrower;

(s) *Commencement of Construction.* If commencement of construction of the Specified Improvements has not occurred on or before the Commencement Date.

(t) *Completion of Construction.* If Completion of Construction of the Specified Improvements has not occurred prior to the Completion Date;

(u) *Completion of Shell Work.* If Shell Completion has not occurred prior to the Shell Completion Date;

(v) *Construction Contract.* If the Construction Contract is terminated for any reason other than the General Contractor's default thereunder, or regardless of the reason for termination, if Borrower fails to enter into a replacement construction contract satisfactory to Lender, with a replacement general contractor satisfactory to Lender within twenty (20) days after such termination.

(w) *Validity of Loan Documents.* Any of the Loan Documents ceases to be a legal, valid and binding agreement enforceable against any Loan Party in accordance with the terms of such Loan Document or is in any way terminated (except in accordance with its terms) or becomes or is declared ineffective or inoperative or is in any way challenged or contested by a Loan Party, or any Affiliate of a Loan Party, or ceases to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby.

(x) *Death or Incompetency of Guarantor.* The death or adjudication of incompetency of any Guarantor unless within sixty (60) days after the death or such adjudication of

incompetency of such Guarantor, a substitute guarantor acceptable to Lender shall have executed a supplemental Guaranty, Environmental and ADA Indemnity Agreement and other documentation in form and substance acceptable to Lender.

**Section 9.2. Remedies.** Upon the occurrence of an Event of Default (other than an event with respect to Borrower described in clause (h) or (i) of Section 9.1), and at any time thereafter during the continuance of such Event of Default, Lender at its election may (but shall not be obligated to) without notice, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, Applicable Law, equity or otherwise, including (a) declaring the Obligations immediately due and payable; (b) reducing any claim to judgment; (c) obtaining appointment of a receiver (to which Borrower hereby consents) and/or judicial or nonjudicial foreclosure under the Security Instrument; (d) intentionally deleted; (e) in its own name or in the name of Borrower, entering into possession of the Property, leasing and operating the Property, performing all work and constructing improvements; and (f) setting-off and applying, to the extent thereof and to the maximum extent permitted by Applicable Law, any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Lender to or for the credit or account of Borrower against the Obligations; provided that, if an Event of Default specified in either clause (h) or (i) of Section 9.1 shall occur, the principal of the Loan then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to, with or without entry upon the Property, in the name and on behalf of Borrower, as Borrower's agent, cause construction of the Shell Work and the Specified Improvements to be completed, and Lender for such purposes may use all available materials and equipment on the Land, all contracts, licenses, arrangements and agreements assigned to it, and may purchase all other necessary materials and employ contractors and other employees. All sums expended by Lender for such purpose shall constitute disbursements pursuant hereto for Borrower's account and shall be secured by the Security Instrument and other Loan Documents and shall forthwith be due and payable by Borrower to Lender with interest thereon at the Default Rate. The authority and agency conferred hereby upon Lender shall be deemed to create a power coupled with an interest and shall be irrevocable.

Borrower hereby appoints Lender as Borrower's attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, with full power of substitution if Lender so elects, to do any of the following in Borrower's name upon the occurrence and during the continuance of an Event of Default: (i) endorse the name of Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to Borrower with respect to the Property; (ii) prosecute or defend any action or proceeding incident to the Property; (iii) pay, settle, or compromise all bills and claims regarding the Property; (iv) perform the obligations and exercise the rights of Borrower under all Leases, guaranties and other agreements to which it is a party or by which the Property is bound, enter into Leases, guaranties and other agreements regarding the Property and pay all leasing, operating and capital expenses of the Property; and (v) take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of Borrower, whether or not previously incorporated

into the improvements located on the Property. Lender shall not have any liability to Borrower for the sufficiency or adequacy of any such actions taken by Lender.

## ARTICLE X

## MISCELLANEOUS

**Section 10.1. Notices.**

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or by a nationally-recognized overnight courier service, mailed by certified or registered mail, as follows:

| | |
|---|---|
| To Borrower: | Talon First Trust, LLC<br>c/o Talon Real Estate Holding Corp.<br>5500 Wayzata Blvd., Suite 1070<br>Minneapolis, MN 55416<br>Attention: MG Kaminski, Chief Manager<br>E-mail: mg@talonreit.com |
| With a copy to: | Winthrop & Weinstine, P.A.<br>Capella Tower \| Suite 3500<br>225 South Sixth Street<br>Minneapolis, MN 55402-4629<br>Attention: Thomas M. Hart<br>Email: thart@winthrop.com |
| To Lender: | Gamma Real Estate Capital LLC<br>c/o Gamma Real Estate<br>101 Park Avenue, Suite 2602<br>New York, New York 10178<br>Attn: Jonathan Kalikow |
| With a copy to: | Wilson Law Group PLLC<br>8235 Douglas Avenue, Suite 350<br>Dallas, Texas 75225<br>Attn: Steve Wilson |

Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective, when transmitted by overnight delivery, one (1) Business Day after the date on which the notice is deposited with a recognized overnight courier service; or if mailed, upon the third ($3^{rd}$) Business Day after the date deposited into the mails or if hand-delivered, upon delivery; provided,

that notices delivered to Lender shall not be effective until actually received by Lender at its address specified in this Section 10.1.

(b) Any agreement of Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of Borrower. Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Lender shall not have any liability to Borrower or other Person on account of any action taken or not taken by Lender in reliance upon such telephonic or facsimile notice. The obligation of Borrower to repay the Loan and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in any such telephonic or facsimile notice.

**Section 10.2. Waiver; Amendments.**

(a) No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between Borrower and Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Applicable Law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any advance under the Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in an event be effective unless the same shall be in writing and signed by Borrower and Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

**Section 10.3. Expenses; Indemnification.**

(a) Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of Lender and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) actually incurred in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any necessary amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) actually incurred by Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in

connection with the Loan made hereunder, including all such out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Borrower shall indemnify Lender and each Related Party of Lender (each such Person being called an "**Indemnitee**") against, and hold each Indemnitee harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, which is actually incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) the Loan or any actual or proposed use of the proceeds therefrom, (iii) any non-compliance with any Environmental Laws, (iv) any actual or alleged presence or Environmental Release of Hazardous Materials on or from the Property in violation of Environmental Laws or any liability related in any way to Borrower or the Property, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document.

(c) Borrower shall pay, and hold Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Loan or the use of proceeds thereof.

(e) All amounts due under this Section 10.3 shall be payable within five (5) Business Days after written demand therefor.

**Section 10.4. Successors and Assigns**. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any other attempted assignment or transfer by Borrower shall be null and void). Lender and its successors and assigns may sell, transfer or assign this Agreement and any or all of the other Loan Documents, or any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or

private placement, to any person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Lender may forward to each purchaser, transferee, assignee or participant all documents and information which Lender now has or may hereafter acquire relating to Borrower, any loan to Borrower, any Guarantor or the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable.

Lender shall, acting solely for this purpose as an agent of Borrower, maintain a copy of each assignment and assumption agreement delivered to it and a register showing the name(s) and address(es) of Lender (and any assign of Lender), and principal amount (and stated interest) of the Loan owing to, Lender and each such assign (each, a "**Holder**") pursuant to the terms hereof from time to time (the "**Register**"). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any portion of the Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower or any such Holder at any reasonable time and from time to time upon reasonable prior notice thereto. Upon any assignment of any portion of the Loan, Lender shall (a) promptly accept the relevant assignment; and (b) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such assignment and recordation to the Holders and Borrower.

**Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.**

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO ARE DEEMED TO HAVE BEEN DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW

OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER'S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

**Section 10.6. Waiver of Jury Trial**. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

**Section 10.7. Right of Setoff**. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by Applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of Borrower at any time held or other obligations at any time owing by Lender to or for the credit or the account of Borrower against any and all Obligations held by Lender, irrespective of whether Lender shall have made demand hereunder and although such Obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set-off and any application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

**Section 10.8. Counterparts; Integration**. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission or by electronic mail in pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to Lender and its Affiliates constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

**Section 10.9. Survival**. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates, reports, notices and other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. Unless otherwise set forth therein, the provisions of Sections 3.9, 3.11, and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the termination of this Agreement or any provision hereof.

**Section 10.10. Severability**. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

**Section 10.11. Use of Name and Information.** Borrower agrees that Lender shall be permitted to use information related to the Loan, including the syndication and arrangement thereof, in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of "tombstone" advertisements in publications of its choice at its own expense.

**Section 10.12. Interest Rate Limitation**. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which may be treated as interest on the Loan under Applicable Law (collectively, the "**Loan Charges**"), shall exceed the maximum lawful rate of interest (the "**Maximum Rate**") which may be contracted for, charged, taken, received or reserved by Lender holding a portion of the Loan in accordance with Applicable Law, the rate of interest payable in respect of the Loan hereunder, together with all Loan Charges payable in respect thereof, shall be limited to the Maximum Rate.

**Section 10.13. Waiver of Effect of Corporate Seal**. Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of Applicable Law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

**Section 10.14. Patriot Act**. Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "**Patriot Act**"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow Lender to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the Patriot Act.

**Section 10.15. No Advisory or Fiduciary Responsibility**. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates' understanding that (i) (A) the services regarding this Agreement provided by Lender are arm's-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Lender, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) Lender has no obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Lender has no obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, each of Borrower and the other Loan Parties hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

**Section 10.16. Time is of the Essence**. Time is of the essence of each and every provision of this Agreement.

**Section 10.17. Third Parties; Benefit**. All conditions to the obligation of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof and no other person shall, under any

circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in the sole and absolute exercise of its discretion. The terms and provisions of this Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other person shall have any right or cause of action on account thereof.

**Section 10.18. Restructuring of Loan**. Lender, without in any way limiting Lender's other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to restructure the Loan into additional multiple notes (which may include component notes and/or senior and junior notes), to re-allocate principal among component notes and/or senior and junior notes and/or to create participation interests in the Loan, which restructuring may include the restructuring of a portion of the Loan to one or more of the foregoing or to one or more mezzanine loans (the "**New Mezzanine Loan**") to the direct or indirect owners of the equity interests in Borrower, secured by a pledge of such interests, the establishment of different interest rates and debt service payments for the Loan, and the New Mezzanine Loan and the payment of the Loan, and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided that (i) the total principal amounts of the Loan (including any component notes), and the New Mezzanine Loan shall equal the total principal amount of the Loan immediately prior to the restructuring, (ii) except in the case of the occurrence of an Event of Default or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a casualty or condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the Applicable Rate, and (iii) except in the case of the occurrence of an Event of Default and/or a default beyond all notice and cure periods under the New Mezzanine Loan, or of a casualty or condemnation that results in the payment of principal under the Loan and/or the New Mezzanine Loan, the aggregate debt service payments on the Loan and the New Mezzanine Loan shall equal the aggregate debt service payments which would have been payable under the Loan had the restructuring not occurred. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Note, the Loan and/or to create a New Mezzanine Loan, if applicable, and shall, upon ten (10) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (i) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (ii) cause Borrower's counsel to deliver such legal opinions, and (iii) create such a bankruptcy remote borrower under the New Mezzanine Loan as, in each of the cases of clauses (i), (ii) and (iii) above, shall be reasonably required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Security Instrument and the other Loan Documents if requested; *provided, however*, any such amendments required by Lender shall not result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents.

***[Remainder of page left intentionally blank]***

**IN WITNESS WHEREOF**, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

**TALON FIRST TRUST, LLC,**
a Delaware limited liability company

By: ______________________
Name: Matthew G. Kaminski
Title: President

**GAMMA REAL ESTATE CAPITAL LLC**, a Delaware limited liability company

By: ______________________
Name: ______________________
Title: ______________________

**IN WITNESS WHEREOF**, the parties hereto have caused this Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

**TALON FIRST TRUST, LLC,**
a Delaware limited liability company

By: ______________________________
Name: ____________________________
Title: ____________________________

**GAMMA REAL ESTATE CAPITAL LLC**, a Delaware limited liability company

By: ______________________________
Name: Jonathan Kalikow
Title: Authorized Signatory

# EXHIBIT A

## LEGAL DESCRIPTION

Parcel 1:

All that certain real estate situate in the City of Saint Paul, County of Ramsey, State of Minnesota, which hereinafter is described, but to the extent only, and no further, that the same lies between the center of the earth and a true horizontal plane, projected at an elevation of ninety-six and twenty-five hundredths (96.25) feet above City datum, as now established by the City of Saint Paul, and containing the same area and having the same dimensions and configuration as the leveled ground surface of the said real estate; hereby expressly reserving to the Grantor and to its successors and assigns, all right, title and interest in and to the said real estate above and upwards from such horizontal plane. The said real estate is described as follows:

All those lands within the block formerly known as Block sixteen (16) of Whitney & Smith's Addition to Saint Paul and of Block sixteen (16), Original Town of Saint Paul, comprised within Block two (2) of Auditor's Subdivision Number thirty-two (32), Saint Paul, Minnesota, and Lot D, Drake's Rearrangement A, an Addition to the City of Saint Paul, described as follows:

Beginning at a point in the Northeasterly line of Jackson Street, as now established, one hundred forty-five and twenty-three hundredths (145.23) feet Northwesterly, measured along said Northeasterly line from the Northwesterly line of East Fourth Street; thence to the right at an angle of ninety (90) degrees to said Northeasterly line of Jackson Street sixty-three and seventy-seven hundredths (63.77) feet; thence thirty-two minutes, thirty seconds (32' 30") to the right, one hundred ten and ninety-two hundredths (110.92) feet; thence ninety (90) degrees, thirty-two minutes, thirty seconds (32' 30") to the left, seventy three and four hundred, forty-five thousandths (73.445) feet; thence ninety (90) degrees to the left to a line parallel with and distant Northeasterly sixty-three and seventy-seven hundredths (63.77) feet from said Northeasterly line of Jackson Street; thence to the left along said parallel line fourteen and forty-one hundredths (14.41) feet; thence ninety (90) degrees to the right to said Northeasterly line of Jackson Street; thence Southeasterly along said Northeasterly line of Jackson Street fifty-seven and ninety-eight hundredths (57.98) feet, more or less, to the place of beginning.

(By order of this Court, dated December 4, 1935, there is eliminated from the above described property the following described tract or parcel, viz: Commencing at a point in the Northeasterly line of Jackson Street, as now established in the City of St. Paul, 145.23 feet Northwesterly, measured along said Northeasterly line, from the Northwesterly line of East Fourth Street; thence to the right at an angle of ninety (90) degrees to said Northeasterly line of Jackson Street 63.77 feet to a point; thence 32' 30" to the right to a point 111 feet Northeasterly, measured at right angles from said Northeasterly line of Jackson Street, which point is the place of beginning; thence continuing Northeasterly along the same course to a point 110.92 feet Northeasterly from the last mentioned angle point which angle point is 63.77 feet Northeasterly from the point of commencement; thence at an angle of 90 degrees 32 minutes 30 seconds to the left 59.76 feet, more or less; thence Southwesterly at right angles 26.16 feet, more or less; thence Northwesterly at right angles 5.4 feet

more or less; thence Southwesterly at right angles 38.53 feet, more or less; thence Southeasterly at right angles 64.38 feet, more or less, to the place of beginning.)

Parcel 2:

Part of Block numbered sixteen (16), of Whitney and Smith's Addition to St. Paul, particularly described as follows:

Commencing at a point on the Southerly line of East Fifth Street, in St. Paul, Minnesota, one hundred and ten (110) feet Westerly from the West line of Sibley Street, running thence Southerly and parallel with said Westerly line of Sibley Street, a distance of eighty-nine (89) feet more or less to a point eight (8) feet South of the North line of the "Simpson Acre," so-called; running thence Westerly parallel with said North line of the "Simpson Acre" so-called a distance of sixty and 63/100 (60.63) feet more or less, to the point of intersection with the West line of land conveyed by Harvey Officer, as Executor and Trustee, to Elias F. Drake, by deed recorded in the Office of the Register of Deeds of said Ramsey County, in Book 110 of Deeds, Page 131; thence Northerly along the said West line, a distance of eight (8) feet to the point of intersection with the South line of that certain tract of land conveyed by deed made by William Howard and wife to McNeil V. Seymour and others, dated September 20, 1887, and recorded in the office of said Register of Deeds in Book 205 of Deeds, Page 235; thence East along said South line last mentioned to the Southeast corner of said tract of land described in said Book 205 of Deeds, Page 235; thence North along the East line of said tract of land described in said Book 205 of Deeds, Page 235, a distance of eighty-six and one-half (86 1/2) feet more or less to the Southerly line of said East Fifth Street; thence Easterly along said Southerly line of East Fifth Street, a distance of fifty-three and 10/100 (53.10) feet more or less to the place of beginning, being the premises now known as lots number two (2) and three (3), in block numbered two (2), Auditor's Subdivision No. 32, St. Paul, Minn., subject however to a perpetual easement for a private alley-way in the Easterly twenty (20) feet of the said lot two (2), block two (2), Auditor's Subdivision No. 32, St. Paul, Minnesota, as granted by that certain agreement dated May 28, 1913, made between Carrie D. Lightner and William H. Lightner, her husband, and Mary D. Tompkins and Thomas S. Tompkins, her husband, Frances M. Rogers, unmarried, and Gordon & Ferguson Building Company, a corporation, as first parties, and Northwestern Improvement Company, as second party, and recorded in the office of said Register of Deeds, on October 15, 1913.

Parcel 3:

Beginning at a point on the original Easterly line of Jackson Street in the City of St. Paul, Ramsey County, Minnesota, where the Northerly line of the brick building known as the "Old Colter Block," if produced Westerly would intersect said Easterly line of Jackson Street, said point being 45.49 feet more or less distant Southerly from the Northwesterly corner of Block 16, of the original town of St. Paul. From said point running thence Southerly along said original Easterly line of Jackson Street 51 1/4 feet to the dividing line between land formerly owned by Charles Colter and land formerly owned by Charles A. Mann, thence Easterly at right angle with said original Easterly line of Jackson Street and along said dividing line between said land formerly owned by Charles Colter and land formerly owned by Charles A. Mann and through an iron post located on the "Pierre Gervais Claim

Line" so-called, 119 feet to an iron monument situated 14.203 feet Easterly from said "Pierre Gervais Claim Line"; thence Northerly and parallel with the original Easterly line of said Jackson Street 51 1/4 feet to an iron monument situated 15.719 feet Easterly from said "Pierre Gervais Claim Line"; Thence Westerly through an iron post located on said "Pierre Gervais Claim Line" and along the Northerly line of said "Old Colter Block" 119 feet to the place of beginning, excepting, however, from said land thus described so much thereof as has been taken by the City of St. Paul for the widening of Jackson Street in said City, and also excepting therefrom the following described portion, namely:

All that certain real estate, situate in the City of Saint Paul, County of Ramsey, State of Minnesota, which hereinafter is described, but to the extent only, and no further, that the same lies between the center of the earth and a true horizontal plane, projected at an elevation of ninety-six and twenty-five hundredths (96.25) feet above City datum, as now established by the City of Saint Paul, and containing the same area and having the same dimensions and configuration as the levelled ground surface of the said real estate; hereby expressly reserving to the Grantor and to its successors and assigns, all right, title and interest in and to the said real estate above and upwards from such horizontal plane. The said real estate is described as follows:

All those lands within the block formerly known as Block Sixteen (16) of Whitney and Smith's Addition to Saint Paul and of Block Sixteen (16), Original Town of Saint Paul, comprised within Block Two (2) of Auditor's Subdivision Number Thirty-two (32), Saint Paul, Minnesota, and Lot D, Drake's Rearrangement A, an addition to the City of Saint Paul, described as follows:

Beginning at a point in the Northeasterly line of Jackson Street, as now established, one hundred forty-five and twenty-three hundredths (145.23) feet Northwesterly, measured along said Northeasterly line from the Northwesterly line of East Fourth Street; thence to the right at an angle of ninety (90) degrees to said Northeasterly line of Jackson Street sixty-three and seventy-seven hundredths (63.77) feet; thence thirty-two minutes, thirty seconds (32' 30") to the right, one hundred, ten and ninety-two hundredths (110.92) feet; thence ninety (90) degrees, thirty-two minutes, thirty seconds (32', 30") to the left, seventy-three and four hundred, forty-five thousandths (73.445) feet; thence ninety (90) degrees to the left to a line parallel with and distant Northeasterly sixty-three and seventy-seven hundredths (63.77) feet from said Northeasterly line of Jackson Street; thence to the left along said parallel line fourteen and forty-one hundredths (14.41) feet; thence ninety (90) degrees to the right to said Northeasterly line of Jackson Street; thence Southeasterly along said Northeasterly line of Jackson Street fifty-seven and ninety-eight hundredths (57.98) feet, more or less, to the place of beginning.

Parcel 4:

The Southerly one-third of Lots Six (6) and Seven (7) in Block Sixteen (16) of the City of St. Paul, Capital of Minnesota, commonly called St. Paul Proper, the said real estate having a frontage of 48 1/2 feet more or less, on Jackson Street, in said City and having a depth of 119 feet less the amount taken by the City of St. Paul for the widening of Jackson Street, and said real estate being subject to a party wall agreement made between Charles A. Mann and wife and William F. Davidson and wife,

recorded in the office of the said Register of Deeds in Book "G" of Miscellaneous, page 84, excepting therefrom the following described portion, namely:

All that certain real estate, situate in the City of Saint Paul, County of Ramsey, State of Minnesota, which hereinafter is described, but to the extent only, and no further, that the same lies between the center of the earth and a true horizontal plane, projected at an elevation of ninety-six and twenty-five hundredths (96.25) feet above City datum, as now established by the City of Saint Paul, and containing the same area and having the same dimensions and configuration as the levelled ground surface of the said real estate; hereby expressly reserving to the Grantor and to its successors and assigns, all right, title and interest in and to the said real estate above and upwards from such horizontal plane. The said real estate is described as follows:

All those lands within the block formerly known as Block Sixteen (16) of Whitney & Smith's Addition to Saint Paul and of Block Sixteen (16), Original Town of Saint Paul, comprised within Block Two (2) of Auditor's Subdivision Number thirty-two (32), Saint Paul, Minnesota, and Lot D, Drake's Rearrangement A, an addition to the City of Saint Paul, described as follows:

Beginning at a point in the Northeasterly line of Jackson Street, as now established, one hundred forty-five and twenty-three hundredths (145.23) feet Northwesterly, measured along said Northeasterly line from the Northwesterly line of East Fourth Street; thence to the right at an angle of ninety (90) degrees to said Northeasterly line of Jackson Street sixty-three and seventy-seven hundredths (63.77) feet; thence thirty-two minutes, thirty seconds (32' 30") to the right, one hundred ten and ninety-two hundredths (110.92) feet, thence ninety (90) degrees, thirty-two minutes, thirty seconds (32' 30") to the left, seventy-three and four hundred, forty-five thousandths (73.445) feet; thence ninety (90) degrees to the left to a line parallel with and distant Northeasterly sixty-three and seventh-seven hundredths (63.77) feet from said Northeasterly line of Jackson Street; thence to the left along said parallel line fourteen and forty-one hundredths (14.41) feet; thence ninety (90) degrees to the right to said Northeasterly line of Jackson Street; thence Southeasterly along said Northeasterly line of Jackson Street fifty-seven and ninety-eight hundredths (57.98) feet, more or less, to the place of beginning.

Parcel 5:

Part of Block numbered Sixteen (16), of Whitney and Smith's Addition to St. Paul, described as follows, to-wit: Commencing at a point on the Southerly line of East Fifth Street, in St. Paul, Minnesota, at the Northeasterly corner of a piece of land conveyed by Jesse H. Pomeroy and wife to John B. Cook, by deed dated August 15, 1872, and recorded in the office of the Register of Deeds of said Ramsey County, in Book 55 of Deeds, Page 182, which point is fifty-two (52) feet Northeasterly from where the Westerly boundary line of said Block Sixteen (16), of Whitney and Smith's Addition to St. Paul intersects said East Fifth Street; running thence Southerly along the East line of the land described in said Book 55 of Deeds, 182, a distance of eighty-six and one-half (86 1/2) feet more or less to the Northerly line of land conveyed by deed recorded in the office of said Register of Deeds, in Book 102 of Deeds, Page 235; thence Northeasterly along said Northerly line last mentioned and the continuation thereof, a distance of fifty-six (56) feet more or less to the Westerly line of land conveyed by Jesse H. Pomeroy and wife, to Charles E. Dickerman, by deed

dated September 22, 1899, recorded in the office of said Register of Deeds in Book 425 of Deeds, Page 322; thence Northerly along said Westerly line last mentioned, a distance of eighty-six and one-half (86 1/2) feet more or less to the point of intersection with the Southerly line of East Fifth Street; thence Westerly along said Southerly line last mentioned, a distance of fifty-five (55) feet more or less to the place of beginning, being the premises now usually known as Lots numbered Four (4) and Five (5), in block numbered Two (2), Auditor's Subdivision No. 32, St. Paul, Minnesota. Excepting therefrom the following described portion, namely:

All that certain real estate, situate in the City of Saint Paul, County of Ramsey, State of Minnesota, which hereinafter is described, but to the extent only, and no further that the same lies between the center of the earth and a true horizontal plane, projected at an elevation of ninety-six and twenty-five hundredths (96.25) feet above City datum as now established by the City of Saint Paul, and containing the same area and having the same dimensions and configuration as the leveled ground surface of the said real estate; hereby expressly reserving to the Grantor and to its successors and assigns, all right, title and interest in and to the said real estate above and upwards from such horizontal plane. The said real estate is described as follows; All those lands within the block formerly known as Block Sixteen (16) of Whitney & Smith's Addition to Saint Paul and of Block Sixteen (16), Original Town of Saint Paul, comprised within Block Two (2) of Auditor's Subdivision Number thirty-two (32), Saint Paul, Minnesota, and Lot D, Drake's Rearrangement A, an addition to the City of Saint Paul, described as follows:

Beginning at a point in the Northeasterly line of Jackson Street as now established, one hundred forty-five and twenty-three hundredths (145.23) feet Northwesterly, measured along said Northeasterly line from the Northwesterly line of East Fourth Street; thence to the right at an angle of ninety (90) degrees to said Northeasterly line of Jackson Street sixty-three and seventy-seven hundredths (63.77) feet; thence thirty-two minutes, thirty seconds (32' 30") to the right, one hundred ten and ninety-two hundredths (110.92) feet, thence ninety (90) degrees, thirty-two minutes, thirty seconds (32' 30") to the left, seventy-three and four hundred forty-five thousandths (73.445) feet; thence ninety (90) degrees to the left to a line parallel with and distant Northeasterly sixty-three and seventy-seven hundredths (63.77) feet from said Northeasterly line of Jackson Street; thence to the left along parallel line fourteen and forty-one hundredths (14.41) feet; thence ninety (90) degrees to the right to said Northeasterly line of Jackson Street; thence Southeasterly along said Northeasterly line of Jackson Street fifty-seven and ninety-eight hundredths (57.98) feet more or less, to the place of beginning.

Parcel 6:

Part of Block numbered Sixteen (16), of the Town of St. Paul, now known as St. Paul Proper, and of Block numbered Sixteen (16) of Whitney and Smith's Addition to St. Paul, particularly described as follows:

Commencing at a point on the South line of Fifth Street, which point is eight feet East of the Northwest corner of said Block Sixteen (16), St. Paul Proper, as originally platted; thence running Southerly parallel with the Westerly line of said Block Sixteen (16), St. Paul Proper, as originally platted, a distance of forty-five and 50/100 (45.50) feet more or less to a point in the North line of

the North wall of the "Old Colter Block," so-called; thence Easterly along said North line and the prolongation thereof, in the direct line Easterly a distance of one hundred and eleven (111) feet more or less, to the Easterly line of Lot Six (6), in said Block Sixteen (16), of St. Paul Proper, as originally platted (said last named point being the Northeast corner of the land described in Certificate of Title No. 2170, dated February 6, 1907, of the records of the Registrar of Titles of said Ramsey County); thence Southerly along said Easterly line of said Lot Six (6), as originally platted (said line being the Easterly boundary line of said land described in such Certificate of Title No. 2170), a distance of thirty-five and 8/10 (35.8) feet more or less, to the North line of that tract of ground commonly known as the "Simpson Acre" in said Block Sixteen (16); thence Easterly along said North line of said "Simpson Acre" a distance of thirty-eight and 68/100 (38.68) feet more or less to a point (such last named point being the Southwest corner of the premises hereinafter referred to as "Greve Tract", conveyed by Jesse H. Pomeroy and wife, to Herman Greve, by deed recorded in the office of the Register of Deeds of said Ramsey County, in Book 109 of Deeds, Page 189); thence Northerly parallel with the Westerly line of Block Sixteen (16) of said Whitney and Smith's Addition to St. Paul, as originally platted, and along the Westerly line of said "Greve Tract," a distance of eighty-one and 1/10 (81.1) feet more or less to a point on the South line of said Fifth Street; thence Westerly along said South line of Fifth Street, a distance of one hundred and forty-eight (148) feet more or less to the place of beginning. Excepting therefrom the following described portion, namely:

All that certain real estate, situate in the City of Saint Paul, County of Ramsey, State of Minnesota, which hereinafter is described, but to the extent only, and no further, that the same lies between the center of the earth and a true horizontal plane, projected at an elevation of ninety-six and twenty-five hundredths (96.25) feet above City datum as now established by the City of Saint Paul, and containing the same area and having the same dimensions and configuration as the levelled ground surface of the said real estate; hereby expressly reserving to the Grantor and to its successors and assigns, all right, title and interest in and to the said real estate above and upwards from such horizontal plane. The said real estate is described as follows:

All those lands within the block formerly known as Block Sixteen (16) of Whitney & Smith's Addition to Saint Paul, and of Block Sixteen (16), Original Town of Saint Paul comprised within Block Two (2) of Auditor's Subdivision Number thirty-two (32), Saint Paul, Minnesota, and Lot D, Drake's Rearrangement A, an addition to the City of Saint Paul described as follows:

Beginning at a point in the Northeasterly line of Jackson Street as now established, one hundred forty-five and twenty-three hundredths (145.23) feet Northwesterly, measured along said Northeasterly line from the Northwesterly line of East Fourth Street; thence to the right at an angle of ninety (90) degrees to said Northeasterly line of Jackson Street sixty-three and seventy-seven hundredths (63.77) feet; thence thirty-two minutes, thirty seconds (32' 30") to the right, one hundred ten and ninety-two hundredths (110.92) feet, thence ninety (90) degrees, thirty-two minutes, thirty seconds (32' 30") to the left, seventy-three and four hundred, forty-five thousandths (73.445) feet; thence ninety (90) degrees to the left to a line parallel with and distant Northeasterly sixty-three and seventh-seven hundredths (63.77) feet from said Northeasterly line of Jackson Street; thence to the left along said parallel line fourteen and forty-one hundredths (14.41) feet; thence ninety (90) degrees to the right to said Northeasterly line of Jackson Street; thence Southeasterly along said

Northeasterly line of Jackson Street fifty-seven and ninety-eight hundredths (57.98) feet, more or less, to the place of beginning.

Being Registered land as is evidenced by Certificate of Title No. 601547. (Parcels 1-6)

Parcel 7:

All those parts of Block 16, St. Paul Proper and of Block 16, Whitney and Smith's Addition to Saint Paul, comprised within the following described tracts: All those parts of Lots 11, 13, 14, and 15, Block 2, Auditor's Subdivision No. 32, St. Paul, Minnesota, and of Lots C and D, Drake's Re-Arrangement A, described as follows:

Commencing at a point in the Northeasterly line of Jackson Street, as now established 145.23 feet Northwesterly, measured along said Northeasterly line from the Northwesterly line of East Fourth Street (said Point being in the South line of Lot 12, Block 2, Auditor's Subdivision No. 32, St. Paul, Minnesota); thence Easterly along the Southerly line of said Lot 12 and the Easterly extension thereof a distance of 111 feet to a point in the Southerly line of Lot 11, Block 2, in said Auditor's Subdivision No. 32, St. Paul, Minnesota, said point also being the Southeasterly corner of Lot 6, Block 16, Original Town of Saint Paul, (St. Paul Proper); thence Northerly along the Easterly line of said Lot 6 to the Southwesterly corner of Lot 7, Block 2, Auditor's Subdivision No. 32, St. Paul, Minnesota, said corner being on the North line of tract known as "Simpson Acre"; thence Easterly along the Southerly line of Lots 7 and 6, Block 2, Auditor's Subdivision No. 32, St. Paul, Minnesota, said line also being the North line of tract known as "Simpson Acre", to the Westerly line of Lot 3, Block 2, in said Auditor's Subdivision No. 32, St. Paul, Minnesota; thence Southerly along the West line of Lot 3, to the Southwest corner of Lot 3; thence Easterly along the Southerly lines of Lots 3, 2, and 1, Block 2, in said Auditor's Subdivision No. 32, St. Paul, Minnesota, to the Northeasterly corner of Lot C, Drake's Re-arrangement A; thence Southerly along the Easterly line of said Lot C, to the intersection of the Northwesterly line of East Fourth Street; thence Westerly along the Northwesterly line of East Fourth Street to the intersection of said Northeasterly line of Jackson Street, (as now established); thence Northerly along said northeasterly line of Jackson Street to the point of beginning. Subject to street widening by the City of St. Paul for Jackson Street, except therefrom that part thereof lying within Torrens Certificate of Title No. 223915. Now lying within Torrens Certificate of Title No. 569802.

Together with the easements and grants granted under Document No. 447517 recorded in the office of the County Recorder.

Ramsey County, Minnesota

(Abstract Property)

## **EXHIBIT B**

## **USE OF LOAN PROCEEDS**

See settlement statement attached hereto.

# BORROWER'S STATEMENT

**Date:** January 26, 2017 **GFNo: 63074**

**Loan From:** Gamma Lending Omega LLC
101 Park Avenue
Suite 2602
New York, NY 10178

**To:** TALON First Trust, LLC, a Delaware limited liability company
5500 Wayzata Boulevard
Suite 1070
Minneapolis, MN 55416

**Property:** p/o Auditor's Subdivision No. 32, Ramsey County
180 5th Street East
St. Paul, MN 55101

**Credits/Funds Received**

| | | |
|---|---|---|
| Loan Amount from Gamma Lending Omega LLC | | $51,600,000.00 |
| **Total** | | **$51,600,000.00** |

**Less: Charges/Disbursements**

| | | |
|---|---|---|
| Loan Charges to Gamma Real Estate | | $9,551,727.58 |
| Origination Fee to Gamma Real Estate | $1,032,000.00 | |
| Interest Reserve to Gamma Real Estate | $5,289,000.00 | |
| TI Escrow to Gamma Real Estate | $2,000,000.00 | |
| Remaining Shell Work Reserve to Gamma Real Estate | $884,211.00 | |
| Basement Fireproof Reserve to Gamma Real Estate | $100,000.00 | |
| Tax and Insurance Reserve Account (2 months) to Gamma Real Estate | $246,516.58 | |
| Mortgage Payoff to 2/5/17 to Wells Fargo Bank | | $29,354,774.23 |
| Invoice Payment to Var Capital | | $24,304.56 |
| Borrower Legal Fees to Winthrop & Weinstine, P.A. | | $85,000.00 |
| Legal Fees to Gleason & Koatz | | $3,750.00 |
| Legal Fees to Anastasi & Jellum | | $7,500.00 |
| Legal Fees to Wilson Law Group PLLC | | $34,145.50 |
| Escrow for TI Allowance for Ditech Space to Escrowed Funds | | $5,639,751.95 |
| Mechanic's Lien Payoff to W.L. Hall | | $542,400.00 |
| Mechanic's Lien Payoff to St. Paul Linoleum | | $65,306.48 |
| Mechanic's Lien Payoff to Parsons Electric | | $292,919.42 |
| Mechanic's Lien Payoff to Low Voltage Contractors | | $62,194.63 |
| Mechanic's Lien Payoff to Schindler Elevator Corporation | | $129,177.80 |
| Mechanic's Lien Payoff to Ibarra Cleaning | | $201,837.00 |
| Redemption of Preferred Shares | | $3,050,000.00 |
| Mechanic's Lien Payoff to Electrical Lighting Solutions, LLC | | $3,000.00 |
| Shell payments to vendors | | $694,041.56 |
| Broker Fee to Mad Capital Co. | | $898,000.00 |
| Commission to CBRE to CBRE | | $987,763.00 |
| Lender Out of Pocket Costs to Gamma Funding Management, LP | | $1,096.33 |
| Title Insurance to Guaranty Commercial Title, Inc. | | $65,187.50 |
| Loan Premium to Guaranty Commercial Title, Inc. | $65,187.50 | |
| Title Fees to Guaranty Commercial Title, Inc. | | $12,635.00 |
| Closing Fee to Guaranty Commercial Title, Inc. | $6,500.00 | |
| Title Commitment Fee to Guaranty Commercial Title, Inc. | $1,650.00 | |
| Zoning Letter to Guaranty Commercial Title, Inc. | $400.00 | |
| Early Start Approval to Guaranty Commercial Title, Inc. | $500.00 | |
| Disbursing Fees @ $250/draw to Guaranty Commercial Title, Inc. | $2,500.00 | |

| | | |
|---|---|---|
| Certificates of Good Standing to Guaranty Commercial Title, Inc. | $485.00 | |
| Priority Pictures to Guaranty Commercial Title, Inc. | $600.00 | |
| Recording Taxes to Ramsey County Treasurer | | $53,388.54 |
| Mortgage Registration Tax - Addl. Advance $22,245,225.77 to Ramsey County Treasurer | $53,388.54 | |
| Recording Fees @ $135/doc (A & T) to Guaranty Recording | | $3,645.00 |

| | |
|---|---|
| **Total Charges/Disbursements** | **$51,763,546.08** |
| **Net Amount Due by Borrower** | **$163,546.08** |

Borrower understands the Closing or Escrow Agent has assembled this information representing the transaction from the best information available from other sources and cannot guarantee the accuracy thereof. The lender involved may be furnished a copy of this statement.

The undersigned hereby authorizes Guaranty Commercial Title, Inc.to make expenditure and disbursements as shown above and approves same for payment. The undersigned also acknowledges receipt of Loan Funds, if applicable, in the amount shown above and a receipt of a copy of this Statement

Guaranty Commercial Title, Inc.

By ______________________

~~Wendy Ethen~~ Kristy Lieblein

TALON First Trust, LLC, a Delaware limited liability company

By ______________________

*Note: Interest on existing liens is figured to the date indicated. If not paid by then, additional interest will have to be collected and your statement will be adjusted to have sufficient funds to secure release from the lienholder.

# EXHIBIT C

## BORROWER'S CERTIFICATE FOR PAYMENT

Gamma Real Estate Capital LLC
101 Park Avenue, Suite 2602
New York, New York 10178

Re: Application for authorization for disbursement from Construction Reserve Account in connection with a $____________________ loan to Talon First Trust, LLC, a Delaware limited liability company ("**Borrower**"); Loan Agreement (the "**Loan Agreement**") dated January ____, 2017, between Borrower and Gamma Real Estate Capital LLC ("**Lender**").

Dear ________:

Capitalized terms in this Certificate have the meanings set forth in the Loan Agreement.

1. Pursuant to the Loan Agreement, Borrower hereby requests Lender to authorize a disbursement from the Construction Reserve Account in the amount of $_____________. We acknowledge that this amount is subject to inspection, verification, and available funds.

2. This Borrower's Certificate is to be utilized only in satisfaction of costs and charges with respect to the Specified Improvements thereon as shown on the Project Budget, and set forth in Section 4(l), below.

3. The Borrower agrees to provide, if requested by Lender, a vendor payee listing showing the name and the amount currently due each party to whom Borrower is obligated for labor, material and/or services supplies.

4. The Borrower also certifies and agrees that:

(a) It has complied with all duties and obligations required to date to be carried out and performed by it pursuant to the terms of the Loan Agreement.

(b) No Default or Event of Default as defined in the Loan Agreement has occurred and is continuing.

(c) All change orders or changes to the Plans and Specifications have been submitted to and (to the extent required under the Loan Agreement) approved by Lender.

(d) All funds previously disbursed have been used for the purposes as set forth in the Loan Documents.

(e) All outstanding claims for labor, materials and/or services furnished prior to this draw period have been paid or will be paid from the proceeds of this disbursement.

(f) All construction prior to the date of this Borrower's Certificate has been accomplished in accordance with the Plans and Specifications.

(g) All sums disbursed by Lender or contributed by equity on account of this Borrower's Certificate will be used solely for the purpose of paying obligations owing as shown on the attached documentation and no item(s) for which payment is requested and/or equity is contributed has (have) been the basis for any prior disbursement and/or equity contribution.

(h) There are no liens outstanding against the Property or its equipment except for Permitted Encumbrances, Lender's liens and security interests as agreed upon in the Loan Agreement.

(i) The amount of funds remaining in the Construction Reserve Account and/or approved equity requirement remaining is sufficient to pay the cost of completing the Specified Improvements in accordance with the Plans and Specifications and the other requirements of the Loan Documents.

(j) All representations and warranties contained in the Loan Documents are true and correct as of the date hereof, except to the extent any such representation or warranty relates to a specific date, in which case such representation or warranty is true and correct as of such date.

(k) The undersigned understands that this certification is made for the purpose of inducing Lender to authorize disbursement funds from the Construction Reserve Account to Borrower and that, in making such authorization, Lender will rely upon the accuracy of the matters stated in this certificate.

(l) The amount of the disbursement from the Construction Reserve Account requested hereunder, broken down by Project Budget line items is as follows: ____________________________________________________________.

(m) The amount of disbursements from the Construction Reserve Account previously disbursed for each line item set forth in (l) above is as follows: _________________________________________________________.

(n) The remaining balance of the Construction Reserve Account is: $____________________.

(o) All conditions precedent to the disbursement to be made in connection with this Borrower's Certificate have been satisfied.

5. Disbursement of the funds hereby requested are subject to the receipt by Lender, in those states where applicable, of a certificate from the issuing title company stating that no claims

have been filed of record which adversely affects the title of Borrower to the Property, subsequent to the filing of the Lender's Security Instrument.

6. The Borrower, or authorized signer, certifies that the statements made in this Borrower's Certificate and any documents submitted herewith and identified herein are true and has duly caused this Borrower's Certificate to be signed on its behalf by the undersigned, thereunto duly authorized.

______________________________
a ____________________________

By: ____________________________
Name: ___________________________
Title: ___________________________

Enclosure – Hard and Soft Cost Requisition

**Schedule 5.21**

**LEASES**

**180 EAST 5TH STREET**
**ST. PAUL, MINNESOTA**

**December 1, 2016**

**EST 2016 CAM = $8.66/SF**
**EST 2016 TAXES = $1.71/SF**

| Suite | Tenant | Square Feet | Net Rent **Base or Notes** Per Month | CAM/Taxes Parking/Other Per Month | Total Rent Per Month | Total Annual Rental | Rent Per Sq. Ft. Base | Rent Per Sq. Ft. CAM/Taxes | Annual CAM CAM Income (no parking) | Lease Began | Lease Expiration | Rent Increases, Options & Miscellaneous | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| * | Great Hall | 9,450 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | 1/1/99 | Mo to Mo | | |
| | <u>FIRST FLOOR</u> | | | | | | | | | | | | |
| 110 | Vacant | 9,313 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| 125 | Vacant | 825 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| 120 | Vault - Vacant | 1,230 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| 129 | GSA - Army Corps of Engineers<br>*Do not send invoice* | 1,351 | $1,637.91 | $0.00<br>$0.00 | $1,637.91 | $19,654.92 | $14.55 | $0.00<br>$0.00 | | 9/1/10 | 5/31/20 | | |
| 130 | Vacant | 1,834 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| 131 | Vacant | 169 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| 135 | Jerome Hill Auditorium | 3,963 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| 138 | Cassies, Inc. | 2,500 | $5,520.83 | $1,818.75<br>$356.25 | $7,695.83 | $92,349.96 | $26.50 | $8.73<br>$1.71 | $26,100.00 | 7/1/10 | 11/30/20 | 12/1/17 – 11/30/18<br>12/1/18 – 11/30/19<br>12/1/19 – 11/30/20<br>*One 5 yr. option at market rent*<br>*Percentage rent of 3% of gross sales* | $5,625.00<br>$5,729.17<br>$5,833.33 |
| 138A | Building Lounge | 4,337 | $3,252.75 | $2,985.30<br>$581.88 | $6,819.93 | $81,839.16 | $9.00 | $8.26<br>$1.61 | $42,806.16 | 11/28/02 | Mo to Mo | *Tenants pay in monthly CAM and a journal entry is made -* | |
| 160 | Management Office | 874 | $655.50 | $601.60<br>$117.26 | $1,374.36 | $16,492.32 | $9.00 | $8.26<br>$1.61 | $8,626.32 | 11/1/95 | Mo to Mo | *Can terminate lease if not leasing and managing bldg.* | |
| 180 | Vacant | 4,695 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 160B | Building Conference-Reception | 1,584 | $1,188.00 | $1,090.32<br>$212.52 | $2,490.84 | $29,890.08 | $9.00 | $8.26<br>$1.61 | $15,634.08 | 11/1/95 | Mo to Mo | *Tenants pay in monthly CAM and a journal entry is made -* | |
| 160A | Fitness Center | 2,735 | $2,051.25 | $1,882.59<br>$366.95 | $4,300.79 | $51,609.48 | $9.00 | $8.26<br>$1.61 | $26,994.48 | | | *Tenants pay in monthly CAM and a journal entry is made -* | |
| 186 | Vacant | 2,738 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 195 | Vacant | 2,284 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| | TOTAL FIRST FLOOR | **40,432** | **$14,306.24** | **$10,013.42** | **$24,319.66** | **$291,835.92** | | | **$120,161.04** | | | | |
| | <u>MEZZANINE</u> | | | | | | | | | | | | |
| Mezz 1 | Vacant | 1,300 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| M10A | MN Transitions Charter School | 7,459 | $8,857.56 | $5,426.42<br>$1,062.91<br>$4,200.00 | $15,346.89 | $184,162.68 | $14.25 | $8.73<br>$1.71 | $77,871.96 | 8/24/11 | 8/31/20 | 9/1/17-8/31/18<br>9/1/18-8/31/19<br>9/1/19-8/31/20 | $9,012.95<br>$9,168.35<br>$9,323.75 |

**180 EAST 5TH STREET**
**ST. PAUL, MINNESOTA**

**December 1, 2016**

**EST 2016 CAM = $8.66/SF**
**EST 2016 TAXES = $1.71/SF**

| Suite | Tenant | Square Feet | Net Rent **Base or Notes** Per Month | CAM/Taxes Parking/Other Per Month | Total Rent Per Month | Total Annual Rental | Rent Per Sq. Ft. Base | Rent Per Sq. Ft. CAM/Taxes | Annual CAM CAM Income (no parking) | Lease Began | Lease Expiration | Rent Increases, Options & Miscellaneous | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | | | | | | | | | | | *30 parking spaces @ $140 = $4200/mo* | |
| M10B | Vacant | 3,116 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| M28 | MN Transitions Charter School | 4,677 | $5,553.93 | $3,402.52<br>$666.47 | $9,622.92 | $115,475.04 | $14.25 | $8.73<br>$1.71 | $48,827.88 | 4/1/11 | 8/31/20 | 9/1/17-8/31/18<br>9/1/18-8/31/19<br>9/1/19-8/31/20 | $5,651.37<br>$5,748.81<br>$5,846.25 |
| M35, M50, M85A/B | Vacant | 12,505 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| M72-A | Vacant | 599 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| M72-B | Vacant | 3,357 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| Mezz PjR | Projection Room | 1,626 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| | TOTAL MEZZANINE | **34,639** | **$14,411.49** | **$14,758.32** | **$24,969.81** | **$299,637.72** | | | **$126,699.84** | | | | |
| | <u>*SECOND FLOOR*</u> | | | | | | | | | | | | |
| 200 | Vacant | 7,029 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 200A | Vacant | 1,392 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 201 | Vacant | 4,309 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 215 | RSS Convenience Store | 2,053 | $1,454.21 | $983.73<br>$292.55 | $2,730.49 | $32,765.88 | $8.50 | $5.75<br>$1.71 | $15,315.36 | 9/1/15 | 8/31/20 | *Pays 3% of gross sales which exceeds the base rent. Paid quarterly starting year three of the term - 9/1/17. 9/1/20 - 8/31/25 Extension option Extension base rent $9.00/sq.ft.* | |
| 211 | Specialty Coders Group | 6,540 | $4,632.50 | $4,512.60<br>$931.95 | $10,077.05 | $120,924.60 | $8.50 | $8.28<br>$1.71 | $65,334.60 | 4/1/12 | 8/31/17 | *One - 3 yr option w/6 mos notice. ROFR on expansion space in lease.* | |
| 210 | Vacant | 2,149 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 220 | Vacant | 1,184 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 221 | Vacant | 1,857 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 222 | Vacant | 415 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 223 | The Laundry Doctor | 100 | $100.00 | $0.00 | $100.00 | $1,200.00 | $12.00 | $0.00<br>$0.00 | $0.00 | 1/1/15 | 12/29/16 | | |
| 227 | TP Sibley<br>c/o Timberland Partners | 856 | $1,000.00 | $0.00 | $1,000.00 | $12,000.00 | $14.02 | $0.00<br>$0.00 | $0.00 | 10/1/16 | Mo to Mo | *gross lease* | |
| 228 | Actual Software, Inc.<br>**Base Lease** | 1,356 | $1,073.50<br>**$734.50** | $445.22<br>$122.41 | $2,375.63 | $28,507.56 | $9.50<br>**$6.50** | $3.94 | $5,342.64 | 10/1/97 | Mo to Mo | *$122.41 is for electricity to cool server area outside of building hours.* | |

**180 EAST 5TH STREET**
**ST. PAUL, MINNESOTA**

**December 1, 2016**

**EST 2016 CAM = $8.66/SF**
**EST 2016 TAXES = $1.71/SF**

| Suite | Tenant | Square Feet | Net Rent Base or Notes Per Month | CAM/Taxes Parking/Other Per Month | Total Rent Per Month | Total Annual Rental | Rent Per Sq. Ft. Base | Rent Per Sq. Ft. CAM/Taxes | Annual CAM CAM Income (no parking) | Lease Began | Lease Expiration | Rent Increases, Options & Miscellaneous | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| 230 | Vacant | 1,039 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | *Tenant in Suite 228 has ROFO on this space.* | |
| 232 | BN Veterans Assn. | 231 | $279.89 | $168.05<br>$32.92 | $480.86 | $5,770.32 | $14.54 | $8.73<br>$1.71 | $2,411.64 | 1/3/00 | Mo to Mo | | |
| 234 | Vacant | 256 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 236 | Building Mailroom | 194 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| 240 | Vacant | 802 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 255 | Railroad Retirement Board | 2,643 | $2,788.33 | $0.00<br>$0.00<br>$110.00 | $2,788.33 | $33,459.96 | $14.65 | $0.00<br>$0.00 | $0.00 | 2/1/04 | 1/31/17 | *Can terminate lease with 30 days notice. Paying rent on 2,284 sq. ft. Will be corrected upon renewal. Parking is $110/month* | |
| 250 | Dustin Warner, M.D. | 1,282 | $400.00 | $0.00<br>$0.00 | $400.00 | $4,800.00 | $3.74 | $0.00<br>$0.00 | $0.00 | 9/1/16 | 8/31/17 | | |
| 260 | Vacant | 923 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| 256 | Grand Avenue Software<br>*(a) only pays on 1,000 sf*<br>*(b) only pays on 1,680 sf* | 2,368 | $875.00 | $727.50<br>$142.50 | $1,602.50 | $19,230.00 | $10.50 | $8.73<br>$1.71 | $24,721.92 | 11/1/06 | 11/30/21 | 12/1/17 - 11/30/18 (b)<br>12/1/18 - 11/30/21 | $1,470.00<br>$2,072.00 |
| 266/268 | Perkelat, LLC | 1,108 | $531.00 | $515.07<br>$100.89 | $1,146.96 | $13,763.52 | $9.00 | $5.58<br>$1.09 | $7,391.52 | 9/1/14 | 08/31/2022 | 9/1/16 - 2/28/17 708 sq. ft. $9.00 sq. ft.<br>3/1/17 - 8/31/17 1108 sq. ft. $9.00 sq. ft.<br>9/1/17 - 8/31/18 1108 sq. ft. $9.25 sq.ft.<br>9/1/18 - 8/31/19 1108 sq. ft. $9.50 sq. ft.<br>9/1/19 - 8/31/20 1108 sq. ft. $9.75 sq. ft.<br>9/1/20 - 8/31/21 1108 sq. ft. $10.00 sq. ft.<br>9/1/21 - 8/31/22 1108 sq. ft. $10.25 sq. ft. | |
| | | | | | | | Commencing 4/1/17, tenant shall pay $10.00 per sq. ft. gross ($1,500 annually, $125 per month) for exclusive use of the seating area. | | | | | | |
| 299 | Vacant | 134 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | | |
| | TOTAL SECOND FLOOR | **40,220** | **$13,868.93** | **$9,085.39** | **$22,701.82** | **$272,421.84** | | | **$120,517.68** | | | | |
| | <u>*THIRD FLOOR*</u> | | | | | | | | | | | | |
| 300 | Vacant | 28,965 | $0.00 | $0.00<br>$0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00 | | | *Cray Inc. has ROFO* | |
| 320 | Vacant | 8,936 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | $0.00<br>$0.00 | | | *Cray Inc. has ROFO* | |
| 350 | BNSF Railway Company | 12,730 | $10,608.33 | $9,218.64<br>$1,814.03 | $21,641.00 | $259,692.00 | $10.00 | $8.69<br>$1.71 | $132,392.04 | 2/1/13 | 1/31/18 | *2/1/18 - 1/31/20 Extension option*<br>*Cray Inc. has ROFO* | |
| | TOTAL THIRD FLOOR | **50,631** | **$10,608.33** | **$11,032.67** | **$21,641.00** | **$259,692.00** | | | **$132,392.04** | | | | |
| | <u>*FOURTH AND FIFTH FLOORS*</u> | | | | | | | | | | | | |
| 400-500 | Di-Tech | 102,853 | $83,568.06 | $89,482.11 | $173,050.17 | $1,002,816.75 | $9.75 | $10.44 | $1,073,785.32 | | Base Rent | CAM | |
| | | | | | | | | | | 1/1/18 - 12/31/18 | 9.75 | $10.44 | |
| | | | | | | | | | | 1/1/19 - 12/31/19 | 10.00 | $10.75 | |
| | | | | | | | | | | 1/1/20 - 12/31/20 | 10.25 | $11.08 | |
| | | | | | | | | | | 1/1/21 - 12/31/21 | 10.75 | $11.41 | |
| | *4th Floor 51,429* | | | | | | | | | 1/1/22 - 12/31/22 | 11.25 | $11.75 | |
| | *5th Floor 51,424* | | | | | | | | | 1/1/23 - 12/31/23 | 11.75 | $12.10 | |

**180 EAST 5TH STREET**
**ST. PAUL, MINNESOTA**

**December 1, 2016**

**EST 2016 CAM = $8.66/SF**
**EST 2016 TAXES = $1.71/SF**

| Suite | Tenant | Square Feet | Net Rent **Base or Notes** Per Month | CAM/Taxes Parking/Other Per Month | Total Rent Per Month | Total Annual Rental | Rent Per Sq. Ft. Base | Rent Per Sq. Ft. CAM/Taxes | Annual CAM CAM Income (no parking) | Lease Began | Lease Expiration | Rent Increases, Options & Miscellaneous |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | | | | | | | | | 1/1/24 - 12/31/24 | 12.25 | $12.47 |
| | TOTAL FOURTH AND FIFTH FLOORS | **102,853** | **$83,568.06** | **$89,482.11** | **$173,050.17** | **$1,002,816.75** | | | **$1,073,785.32** | | | |
| | SIXTH FLOOR | | | | | | | | | | | |
| 600 | GSA - Army Corps of Engineers | 21,444 | $32,679.13 | $0.00 | $32,679.13 | $392,149.56 | $18.29 | $0.00 | $0.00 | 6/1/10 | 5/31/20 | |
| | *Do not send invoice* | | | $0.00 | | | | $0.00 | | | | |
| 601 | GSA - Army Corps of Engineers | 3,955 | $6,027.80 | $0.00 | $6,027.80 | $72,333.60 | $18.29 | $0.00 | $0.00 | 6/1/10 | 5/31/20 | |
| | *Do not send invoice* | | | $0.00 | | | | $0.00 | | | | |
| 625 | Cray, Inc. | 16,371 | $13,983.56 | $11,814.41 | $28,130.84 | $337,570.08 | $10.25 | $8.66 | $169,767.36 | 8/1/15 | 7/31/17 | *Tenant has two renewal options* |
| | | | | $2,332.87 | | | | $1.71 | | | | *of 6 months each* |
| | TOTAL SIXTH FLOOR | **41,770** | **$52,690.49** | **$14,147.28** | **$66,837.77** | **$802,053.24** | | | **$169,767.36** | | | |
| | SEVENTH FLOOR | | | | | | | | | | | |
| 700 | GSA - Army Corps of Engineers | 51,180 | $78,006.85 | $0.00 | $78,006.85 | $936,082.20 | $18.29 | $0.00 | $0.00 | 6/1/10 | 5/31/20 | *Includes 16 parking spaces at Galtier Ramp* |
| | *Do not send invoice* | | | $0.00 | | | | $0.00 | $0.00 | | | |
| | TOTAL SEVENTH FLOOR | **51,180** | **$78,006.85** | **$0.00** | **$78,006.85** | **$936,082.20** | | | **$0.00** | | | |
| | EIGHTH FLOOR | | | | | | | | | | | |
| 800 | Health Partners | 51,435 | $36,433.13 | $14,016.04 | $81,181.58 | $974,178.96 | $8.50 | $3.27 | $168,192.48 | 7/1/97 | 4/30/18 | *2 - 5 yr. options w/12 mos. notice.* |
| | **Base Lease** | | **$30,732.41** | | | | **$7.17** | | | | | *Expansion rights to any half or* |
| | | | | | | | | | | | | *full floor.* |
| | TOTAL EIGHTH FLOOR | **51,435** | **$67,165.54** | **$14,016.04** | **$81,181.58** | **$974,178.96** | **$15.67** | | **$168,192.48** | | | |
| | NINTH FLOOR | | | | | | | | | | | |
| 930 | Health Partners | 7,688 | $5,445.66 | $2,094.98 | $12,134.22 | $145,610.64 | $8.50 | $3.27 | $25,139.76 | 2/1/15 | 4/30/18 | |
| | **Base Lease** | | **$4,593.58** | | | | **$7.17** | | | | | |
| 901 | Vacant | 653 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | |
| | | | | $0.00 | | | | $0.00 | | | | |
| 910 | Vacant | 10,124 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | |
| | | | | $0.00 | | | | $0.00 | | | | |
| 920 | Vacant | 11,132 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | |
| | | | | $0.00 | | | | $0.00 | | | | |
| 940 | Jacobson, Magnuson, Anderson | 6,016 | $4,988.26 | $4,130.98 | $9,976.52 | $119,718.24 | $9.95 | $8.24 | $59,859.12 | 1/1/15 | 9/30/25 | 1/1/17 - 3/31/17 free |
| | and Halloran, P.C. | | | $857.28 | | | | $1.71 | | | | 4/1/17 - 12/31/17 $5,088.53 |
| | | | | | | | | | | | | 1/1/18 - 12/31/18 $5,188.80 |
| | | | | | | | | | | | | 1/1/19 - 12/31/19 $5,294.08 |
| | | | | | | | | | | | | 1/1/20 - 12/31/20 $5,399.36 |
| | | | | | | | | | | | | 1/1/21 - 12/31/21 $5,509.65 |
| | | | | | | | | | | | | 1/1/22 - 12/31/22 $5,619.94 |
| | | | | | | | | | | | | 1/1/23 - 12/31/23 $5,730.24 |
| | | | | | | | | | | | | 1/1/24 - 12/31/24 $5,845.54 |
| | | | | | | | | | | | | 1/1/25 - 9/30/25 $5,960.85 |
| | | | | | | | | | | | | *Two - three year renewals in lease.* |
| | | | | | | | | | | | | *Tenant may terminate the lease at the end* |
| | | | | | | | | | | | | *of the 93rd month of the Lease Term* |
| | | | | | | | | | | | | *Health Partners has ongoing rights* |

**180 EAST 5TH STREET**
**ST. PAUL, MINNESOTA**

**December 1, 2016**

**EST 2016 CAM = $8.66/SF**
**EST 2016 TAXES = $1.71/SF**

| Suite | Tenant | Square Feet | Net Rent **Base or Notes** Per Month | CAM/Taxes Parking/Other Per Month | Total Rent Per Month | Total Annual Rental | Rent Per Sq. Ft. Base | Rent Per Sq. Ft. CAM/Taxes | Annual CAM CAM Income (no parking) | Lease Began | Lease Expiration | Rent Increases, Options & Miscellaneous | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | | | | | | | | | | | *on this space in their lease.* | |
| 950 | Minnesota Board of Law Examiners<br>** billed square footage is 7,196 sf* | 8,251 | $12,892.83 | $96.25 | $12,989.08 | $155,868.96 | $21.50 | $7.50 | $61,882.50 | 11/1/07 | 10/31/18 | 11/1/17 - 10/31/18<br>*Storage of 154 sf is $7.50/sf ($96.25/mo)* | $13,192.67 |
| 970 | Di-Tech | 2,976 | $2,418.00 | $2,589.12 | $5,007.12 | $29,016.00 | $9.75 | $10.44 | $31,069.44 | 1/1/16 | 12/31/27 | *See Suite 400 for rent amounts and details.* | |
| | TOTAL NINTH FLOOR | **46,840** | **$30,338.33** | **$9,768.61** | **$40,106.94** | **$450,213.84** | | | **$177,950.82** | | | | |
| | *TENTH FLOOR* | | | | | | | | | | | | |
| 1000 | Health Partners<br>**Base Lease** | 51,459 | $36,450.13<br>**$30,746.75** | $14,022.58 | $81,219.46 | $974,633.52 | $8.50<br>**$7.17** | $3.27 | $168,270.96 | 7/1/97 | 4/30/18 | *2 - 5 yr. options w/12 mos. notice. Expansion rights to any half or full floor.* | |
| | TOTAL TENTH FLOOR | **51,459** | **$67,196.88** | **$14,022.58** | **$81,219.46** | **$974,633.52** | **$15.67** | | **$168,270.96** | | | | |
| | *ELEVENTH FLOOR* | | | | | | | | | | | | |
| 1100 | Di-Tech | 35,280 | $28,665.00 | $30,693.60 | $59,358.60 | $343,980.00 | $9.75 | $10.44 | $368,323.20 | 1/1/16 | 12/31/27 | *See Suite 400 for rent amounts and details.* | |
| 1101 | Ecova, Inc. | 14,698 | $14,024.34 | $10,692.80<br>$2,094.47 | $26,811.61 | $321,739.32 | $11.45 | $8.73<br>$1.71 | $153,447.24 | 7/1/12 | 7/31/20 | 2/1/17 - 1/31/18<br>2/1/18 - 1/31/19<br>2/1/19 - 7/31/20<br>*2 - 5 yr. options w/6 mos. notice.* | $14,391.79<br>$14,759.24<br>$15,126.69 |
| | TOTAL ELEVENTH FLOOR | **49,978** | **$ 42,689.34** | **$ 43,480.87** | **$ 86,170.21** | **$ 665,719.32** | **$10.25** | | **$521,770.44** | | | | |
| | *TWELFTH FLOOR* | | | | | | | | | | | | |
| 1200 | Gander Mountain | 36,549 | $37,310.44 | $26,528.48<br>$5,208.23 | $69,047.15 | $828,565.80 | $12.25 | $8.71<br>$1.71 | $380,840.52 | 4/1/09 | 3/31/20 | 4/1/17 - 3/31/18<br>4/1/18 - 3/31/19<br>4/1/19 - 3/31/20<br>*2 - 5 yr. options w/12 mos. notice.* | $38,833.31<br>$39,594.75<br>$41,117.63 |
| 1201 | Gander Mountain | 14,556 | $14,859.25 | $10,565.23<br>$2,074.23 | $27,498.71 | $329,984.52 | $12.25 | $8.71<br>$1.71 | $151,673.52 | 4/1/09 | 3/31/20 | 4/1/17 - 3/31/18<br>4/1/18 - 3/31/19<br>4/1/19 - 3/31/20<br>*2 - 5 yr. options w/12 mos. notice.* | $15,465.75<br>$15,769.00<br>$16,375.50 |
| | TOTAL TWELFTH FLOOR | **51,105** | **$52,169.69** | **$44,376.17** | **$96,545.86** | **$1,158,550.32** | | | **$532,514.04** | | | | |
| | *THIRTEENTH FLOOR* | | | | | | | | | | | | |
| 1300 | Gander Mountain | 51,422 | $52,493.33 | $37,323.80<br>$7,327.64 | $97,144.77 | $1,165,737.24 | $12.25 | $8.71<br>$1.71 | $535,817.28 | 4/1/05 | 3/31/20 | 4/1/17 - 3/31/18<br>4/1/18 - 3/31/19<br>4/1/19 - 3/31/20<br>*2 - 5 yr. options w/12 mos. notice.* | $54,635.91<br>$55,707.16<br>$57,849.75 |
| 1350 | Gander Mountain | 50 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00<br>$0.00 | | | | | |
| | TOTAL THIRTEENTH FLOOR | **51,472** | **$52,493.33** | **$44,651.44** | **$97,144.77** | **$1,165,737.24** | | | **$535,817.28** | | | | |
| | *BASEMENT* | | | | | | | | | | | | |
| B4 | USACE (GSA Army Corps) | 5,200 | $2,166.67 | $0.00 | $2,166.67 | $26,000.04 | $5.00 | | | | | | |
| B10 | Vacant | 250 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | | |

**180 EAST 5TH STREET**
**ST. PAUL, MINNESOTA**

**December 1, 2016**

**EST 2016 CAM = $8.66/SF**
**EST 2016 TAXES = $1.71/SF**

| Suite | Tenant | Square Feet | Net Rent **Base or Notes** Per Month | CAM/Taxes Parking/Other Per Month | Total Rent Per Month | Total Annual Rental | Rent Per Sq. Ft. Base | Rent Per Sq. Ft. CAM/Taxes | Annual CAM CAM Income (no parking) | Lease Began | Lease Expiration | Rent Increases, Options & Miscellaneous |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| B14 | Qwest (Equis Corp) | 322 | $0.00 | $254.92 | $254.92 | $3,059.04 | $0.00 | | | 1/1/96 | mo-mo | |
| B30 | Vacant | 648<br>-250 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B34 | Vacant | 1,473 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B48 | Gander Mountain | 6,953 | $0.00 | $2,607.37 | $2,607.37 | $31,288.44 | $4.50 | | | 4/1/05 | 3/31/20 | |
| B49 | Vacant | 1,322 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B51 | Health Partners | 1,095 | $0.00 | $571.67 | $571.67 | $6,860.04 | $0.00 | | | 10/1/01 | mo-mo | |
| B70 | Vacant | 265 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B72 | Vacant | 5,375 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B81 | Vacant | 462 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B91 | Vacant | 1,469 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B92 | Vacant | 200 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| B98 | Verizon (MCI/Brooks Fiber)<br>License Agreement | 0 | $0.00 | $150.00 | $150.00 | $1,800.00 | $0.00 | | | 4/1/98 | mo-mo | |
| USB10 | Vacant | 23,503 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| USB20 | Vacant | 6,995 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| USB30 | Vacant | 8,931 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| | TOTAL BASEMENT | **64,213** | **$2,166.67** | **$3,583.96** | **$5,750.63** | **$69,007.56** | | | | | | |
| | *SUB-BASEMENT* | | | | | | | | | | | |
| SB 25 | Vacant | 421 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| SB 30 | Vacant | 2,951 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| SB 40 | Vacant | 3,599 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| SB 45 | Vacant | 4,174 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| SB 65 | Vacant | 291 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| SB 63,68 | Vacant | 1,236 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| SB 72,75 | Vacant | 5,792 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |

**180 EAST 5TH STREET**
**ST. PAUL, MINNESOTA**

**December 1, 2016**

**EST 2016 CAM = $8.66/SF**
**EST 2016 TAXES = $1.71/SF**

| Suite | Tenant | Square Feet | Net Rent **Base or Notes** Per Month | CAM/Taxes Parking/Other Per Month | Total Rent Per Month | Total Annual Rental | Rent Per Sq. Ft. Base | Rent Per Sq. Ft. CAM/Taxes | Annual CAM CAM Income (no parking) | Lease Began | Lease Expiration | Rent Increases, Options & Miscellaneous |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| SB 80 | Vacant | 840 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| SB 76 | Vacant | 1,687 | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 | | | | | |
| | TOTAL SUB-BASEMENT | **20,991** | **$0.00** | **$0.00** | **$0.00** | **$0.00** | | | | | | |
| | *OTHER MONTHLY INCOME:* | | | | | | | | | | | |
| • | US Bank ATM Services | 0 | $0.00 | $100.00 | $100.00 | $1,200.00 | #DIV/0! | | | 11/1/01 | m-m | |
| • | Twin Cities Public TV - Antenna<br>License Agreement - Penthouse | 0 | $0.00 | $850.00<br>$35.00 | $885.00 | $10,620.00 | #DIV/0! | | | 3/1/99 | 2/29/19 | *$35 is electricity for antenna.* |
| • | Zayo Group, LLC<br>License Agreement - fiber | 0 | $0.00 | $150.00 | $150.00 | $1,800.00 | #DIV/0! | | | 8/27/12 | 1/31/18 | |
| • | Comcast Cable<br>License Agreement | 0 | $0.00 | $150.00 | $150.00 | $1,800.00 | #DIV/0! | | | 2/1/14 | 1/31/19 | |
| • | TW Telecom | 0 | $0.00 | $50.00 | $50.00 | $600.00 | #DIV/0! | | | 9/1/11 | | |
| • | Nextera Wireless | 0 | $0.00 | $0.00 | $0.00 | $0.00 | #DIV/0! | | | 6/1/11 | m-m | Grantor can terminate with 30 days notice. |
| • | XO Communications Services | 0 | $0.00 | $150.00 | $150.00 | $1,800.00 | #DIV/0! | | | 8/1/08 | m-m | Cables and lines located in Visicom space. |
| • | NEA Galtier | 0 | $0.00 | $95.15 | $95.15 | $1,141.80 | #DIV/0! | | | | m-m | 5th Street Skyway/Link Recovery |
| • | Timberland Partners | 0 | $0.00 | $430.28 | $430.28 | $5,163.36 | #DIV/0! | | | | m-m | 5th Street Skyway/Link Recovery |
| • | Timberland Partners | 0 | $0.00 | $529.47 | $529.47 | $6,353.64 | #DIV/0! | | | | m-m | 4th Street Skyway/Link Recovery |
| • | Jackson Partners | 0 | $0.00 | $474.87 | $474.87 | $5,698.44 | #DIV/0! | | | | m-m | Skyway Recovery Income |
| | TOTAL OTHER MONTHLY INCOME | **0** | **$0.00** | **$3,014.77** | **$3,014.77** | **$36,177.24** | | | | | | |
| | **TOTAL BUILDING** | **664,014** | **$581,680.17** | **$325,433.63** | **$902,661.30** | **$9,358,757.67** | **$41.59** | **$0.00** | **$3,847,839.30** | | | |
| | **Above Ground Occupied Space** | **532,967** | **80.26%** | | | | | | | | | |
| | **Below Ground Occupied Space** | **13,570** | | | | | | | | | | |

* Total Building does NOT include basement, sub-basement, other income or Great Hall square footage or Great Hall Income.

## Schedule 6.5

## INSURANCE REQUIREMENTS; CASUALTY AND CONDEMNATION

1. **Insurance**. Borrower shall maintain insurance as follows:

(a) *Required Coverages.*

(i) Comprehensive "special causes of loss" or "all risk" property insurance (or its equivalent) covering the Property, including improvements and personal property, against losses caused by but not limited to fire, flood, windstorm (including named windstorm), hail, explosion, collapse, earthquake, sinkhole, malicious mischief, vandalism, sprinkler leakage, terrorism and such other insurable hazards as, under good insurance practices, from time to time, are insured against for other real properties similar to the Property in nature, use, location, height and type of construction. Such insurance policy shall:

(1) Insure the Property, including improvements and personal property, in an amount equal to not less than one hundred percent (100%) of the "Full Replacement Cost," which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings);

(2) Be written on a replacement cost basis and contain either an agreed amount endorsement with respect to the Property (including improvements and personal property) or a waiver of all co-insurance provisions;

(3) Contain "Ordinance or Law Coverage" including loss to the undamaged portion of the building, the expense of demolition (including the demolition of undamaged portions of the Property) and increased cost of construction due to the enforcement of Applicable Laws regulating reconstruction at the time of rebuilding following a loss;

(4) With the exception of flood, earthquake, and named windstorm as defined below, include a deductible not greater than $50,000;

(5) If any portion of the Property is currently or at any time in the future located in a "special flood hazard area" designated by the Federal Emergency Management Agency: (a) include flood hazard insurance in an amount equal to (I) the maximum amount of such insurance available under the Flood Insurance Laws and (II) such excess limits as Lender may require, with a deductible not greater than the maximum amount available under the Flood Insurance Laws; and (b) include flood hazard insurance with respect to all personal property and contents securing the Loan within the meaning of 12 CFR 208.25, to the extent required by the Flood Insurance Laws;

(6) If any portion of the Property is located in a Seismic Zone 4 or at the discretion of Lender, Seismic Zone 3, have an earthquake deductible that does not exceed 5% of the insured value;

(7) If any portion of the Property is located within a Tier One designated county, have a named windstorm deductible that does not exceed 3% of the insured value.

(ii) Loss of rents insurance or business income insurance, as applicable, on an actual loss sustained basis in an amount not less than the amount of rent receivable or business income (less expenses that do not continue during the period of restoration) earned in a twelve (12) month period and at the discretion of Lender additionally providing a 365-day extended period of indemnity. Lender shall be named as loss payee as respects to this coverage.

(iii) At all times during which structural construction, repairs or alterations are being made with respect to the Property, and only if the aforesaid coverages do not otherwise apply, (1) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the below mentioned commercial general liability and excess liability insurance policies; and (2) the insurance provided for in subsection (i) above written in a so-called builder's risk completed value form (I) on a non-reporting basis; (II) against "special causes of loss" or "all risk" coverage (III) including soft costs; (IV) with an agreed amount endorsement waiving co-insurance provisions; and (V) with permission to occupy the Property.

(iv) Comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above.

(v) If perils of terrorism and acts of terrorism or other similar acts or events are hereafter excluded from Borrower's comprehensive "special causes of loss" or "all risk" property insurance or loss of rents insurance or business income insurance coverage required under subsections (i) and (ii) above, Borrower shall, if the same is available and the cost of which is commercially reasonable, obtain an endorsement to such policy, or a separate policy from an insurance provider which meets the requirements set forth in Section 1(b) below, or is otherwise satisfactory to Lender, insuring against all such excluded acts or events. The endorsement or policy shall be in amount, form, and substance reasonably satisfactory to Lender.

(vi) Commercial general liability insurance against claims for personal injury, bodily injury (including death) or property damage occurring upon, in or about the Property. Such policy shall be written on an occurrence form with a per occurrence limit of not less than $2,000,000 and a general aggregate limit of not less than $2,000,000. The general aggregate limit shall apply per location if multiple properties are insured under the program and the policy shall not include a deductible greater than $25,000. The policy shall provide coverage for the following hazards: (1) premises and operations; (2) products and completed

operations; (3) independent contractors; and (4) contractual liability for all oral and written contracts.

(vii) Workers' compensation, subject to the statutory limits of the state, and employer's liability insurance in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable).

(viii) Commercial automobile liability insurance against claims for personal injury, bodily injury and property damage with a combined single limit of $1,000,000. Coverage shall apply for owned/leased vehicles (if applicable) and hired and non-owned autos.

(ix) Excess liability insurance in an amount not less than $10,000,000 per occurrence on terms consistent with the commercial general liability and commercial automobile liability insurance required under subsections (vi) and (viii) above.

(x) Environmental liability coverage at the discretion of Lender and in an amount and in form and substance reasonably satisfactory to Lender.

(xi) Upon sixty (60) days' written notice, such other reasonable insurance and in such reasonable amounts as Lender may from time to time reasonably request against such other insurable hazards which at the time are commonly insured against by institutional lenders for properties similar to the Property located in or around the same region as the Property if the cost of such coverage is commercially reasonable.

Borrower acknowledges that whether the cost of any insurance coverage requested or required under the foregoing subsections (v) and (xi) is "commercially reasonable" shall be reasonably determined by Lender from time to time and that such determination shall take into account the cost of such coverage(s) then typically required by institutional mortgage lenders with respect to properties similar to the Property located in the same geographical area as the Property. In no event shall Lender be liable for any loss, damage or injury resulting from the inadequacy or lack of any insurance coverage.

(b) *Form and Quality*. All insurance required hereunder shall be obtained under valid and enforceable policies (collectively, the "**Policies**" or in the singular, the "**Policy**"), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state or commonwealth where the Property is located and must have an A.M. Best policy holder rating of "A-" or better (or an equivalent rating approved in writing by Lender). To the extent such Policies are not available as of the date hereof, Borrower shall deliver to Lender an Acord 28 (property) and Acord 25 (liability) or similar certificates of insurance evidencing the coverages and amounts required hereunder. Not less than ten (10) days prior to the expiration date of any insurance coverage in place with respect to the Property, Borrower shall deliver to Lender an Acord 28 (property) and Acord 25 (liability) or similar certificates of insurance, evidencing renewal of coverage as required herein, accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the "**Insurance Premiums**"), and, as soon as available thereafter, copies of all renewal Policies or other evidence of the coverages of such

Policies otherwise satisfactory to Lender. The certificates of insurance must include all limits, sub-limits and deductibles and must list the Certificate Holder as provided by Lender. Lender shall not be deemed by reason of the custody of any insurance policies, certificates or binders or copies thereof to have knowledge of the contents thereof. Lender reserves the right to request certified copies of the insurance policies required in this Article.

(c) *Endorsement.* All insurance policies shall be endorsed in form and substance reasonably acceptable to Lender to name Lender as an additional insured, lender loss payee, or mortgagee hereunder, and its successors and/or assigns, as their interests may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. With respect to all insurance, no Person other than Lender shall be named as mortgagee or loss payee.

(d) *Other Requirements.* All Policies shall contain clauses or endorsements to the effect that:

(i) No act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) The Policies shall not be canceled by the insurer without at least thirty (30) days' prior written notice to Lender, except only ten (10) days' prior written notice to Lender for non-payment of premium shall be required;

(iii) The insurance shall not be invalidated should Borrower/Named Insured waive, in writing, prior to loss, any or all rights of recovery against a party for loss occurring to the Property (waiver of subrogation).

(e) *Blanket Insurance.* Borrower may affect the insurance coverage herein required under its blanket insurance policies; provided that:

(i) Any such policy or policies of blanket insurance either shall specify therein, or Borrower shall furnish Lender with written statement from the insurer (or from Borrower's insurance broker) under such policy or policies specifying: (1) the maximum amount of the total insurance afforded by the blanket policy allocated to the Property, and (2) any sublimits in such blanket policy or policies applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Schedule 6.5;

(ii) Any policy of blanket insurance hereunder shall comply in all respects with the other provisions of this Schedule 6.5; and

(iii) The protection afforded Borrower under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Property.

(f) *Adjustments.* Borrower shall give immediate written notice of any loss in respect of the Property to Lender and to the insurance carrier commensurate with the requirements of the policies so as not to prejudice recovery of any loss. With respect to any loss exceeding $100,000.00, Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower, coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender's expenses incurred in the collection of such proceeds. Nothing contained in this Section 1(f) however, shall require Lender to incur any expense or take any action hereunder. Any proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

(g) *Additional Information.* Borrower shall supply such information as Lender deems necessary to determine the adequacy of the insurance procured by Borrower on the Property. This information may include but is not limited to (i) a statement of values including replacement costs and estimated annual rents for all properties insured under the insurance policies, (ii) probable maximum loss (PML) studies, (iii) property condition reports and (iv) catastrophic modeling.

(h) *Lender's Right to Procure Insurance.* Notwithstanding anything to the contrary contained herein, if at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right (but not the obligation), without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums and expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall accrue Default Interest.

2. **Use and Application of Insurance Proceeds**. Any and all insurance proceeds shall be applied to repay the Loan, unless otherwise agreed to by Lender, in its sole and absolute discretion.

3. **Condemnation Awards**. Borrower shall give prompt notice to Lender of the institution of any proceeding for the condemnation or other taking of the Property or any portion thereof. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments reasonably necessary or reasonably required by Lender to permit such participation. Without Lender's prior consent, not to be unreasonably withheld with respect to a condemnation involving an award of less than $100,000.00, Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Property or any part thereof are hereby assigned to and shall be paid to Lender to be applied towards repayment of the Loan. Borrower authorizes Lender to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Lender's sole discretion, to

apply the same toward the payment of the Loan. It is expressly understood and agreed that any proceeds received by Lender pursuant to this Section 3 shall in no way be construed as being held in trust for the benefit of Borrower.